Filed pursuant to Rule 424(b)(3)
Registration File No. 333-142911

PROSPECTUS

STI Group, Inc.

4,400,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 4,400,000 shares of our common stock underlying secured convertible notes in the principal amount of $750,000. The secured convertible notes are convertible into our common stock at the lower of $0.025 or 55% of the average of the three lowest intraday trading prices for the common stock during the 20 trading-day period prior to conversion.

No public market currently exists for the shares of common stock.

We have agreed with the selling stockholders to use our best efforts to obtain quotation of our common stock on the OTC Bulletin Board. We anticipate that one or more market makers will seek to initiate quotations of our Common Stock on the OTC Bulletin Board. However, we can provide no assurance that a public market for our common stock will develop and ownership of our common stock is likely to be an illiquid investment.

The initial offering price of our common stock is $0.025 per share. If a public market develops for our common stock, the selling stockholders thereafter may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The selling stockholders will be deemed underwriters of the shares of common stock, which they are offering. We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We will pay the expenses of registering these shares.

An investment in these securities involves a high degree of risk. You should purchase these securities only if you can afford to lose your entire investment. We urge you to read the “RISK FACTORS” section beginning on page 13 along with the rest of this Prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 14, 2008

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until July 13, 2008 (90 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See “Risk Factors.”

The Company

We provide a full range of services in the areas of network design and engineering, including hardware and software, security, project management and maintenance and support services for advanced communications networks. We provide these services to governmental and public safety agencies and medium to large commercial businesses, in the United States, in the communications, energy, financial services, education, healthcare, manufacturing, retail and transportation sectors.

Our objective is to grow our core business through a combination of internal and acquired growth. The key elements to our strategy are:

•
Further penetrate markets in which we have existing customers. We have developed relationships with customers in selected markets, such as municipal and public safety. We are using our relationships with these customers and our knowledge of their needs to attract other potential customers in these markets. We intend to use this same approach to enter new markets.

•
Exploit opportunities to sell additional products and services to our existing customers. We plan to focus our sales efforts toward our existing customers to expand the scope of the solutions we provide to them.

•	Enhance our sales and customer support infrastructure. We intend to continue making investments in our corporate infrastructure, including sales, implementation, and customer support.

•
Acquire complementary businesses and technologies. We intend to build our revenue base and solutions by selectively acquiring complementary businesses and technologies. We target companies with the following characteristics: (1) an established market presence in their respective fields, (2) a loyal customer base that can be used to sell other products and services, and (3) products and services that provide recurring, predictable service and maintenance revenue streams.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change, or that we will succeed in achieving these goals individually or collectively.

Company Background

We were originally incorporated in Indiana as MAS Acquisition VIII Corp. in October, 1996. We did not commence operations until December, 1999, when we acquired an Internet-based business-to-business electronic commerce company and changed our corporate name to NetStaff, Inc. We changed business focus in May 2002 when we acquired MAT Trading Corp, a provider of outsourced business consulting and technology service solutions for the financial services community. In July 2002, we reincorporated in Delaware as Financial Systems Group, Inc. We subsequently discontinued the acquired operations and prior to December, 2006, we had no active operating business.

In December, 2006, we acquired Solana Technologies, Inc. (“STI”), a Nevada corporation, in a business combination with STI being the surviving entity for accounting purposes. STI provides network design, engineering, project management and maintenance and support services for advanced communications networks. The principal assets of STI at the time of the acquisition consisted of the skill sets of and customer relationships of its key employees. The key employees of STI had operated a similar business, either on a standalone basis or as part of a larger company, since 1986. These employees joined STI in September of 2006 upon termination of their employment with their previous employer who was unable to meet payroll obligations or provide adequate working capital for their operation. As the purchase price in the STI acquisition, we issued 60,000 shares of our Series A Preferred Stock (representing 320,000,000 shares of our common stock) to Monarch Bay Capital Group, LLC, the sole stockholder of STI. No specific valuation was established for the assets acquired or the shares issued in the transaction, because the number of shares of Series A Preferred Stock issued in the transaction was determined by negotiation between Monarch Bay Capital Group, LLC and us regarding the appropriate relative ownership and capital structure among Monarch Bay Capital Group, LLC, our creditors and our existing stockholders in the combined entity. Among the factors considered in the negotiation process were that we had no active operating business, that STI’s operations were only recently commenced, the amount of our outstanding liabilities, and the amount of additional capital being provided by our creditors.

In March, 2007, we changed our corporate name to STI Group, Inc. to reflect the change in our business focus following the STI acquisition.

We are incorporated in Delaware and our principal executive offices are located at 30950 Rancho Viejo Rd #120, San Juan Capistrano, California 92675. Our telephone number is (949) 260-0150 and our fax number is (815) 301-8756. We currently do not have a corporate website.

December 2006 Secured Convertible Note Financing

In December 2006, we entered into a securities purchase agreement with four accredited investors, under which we sold for $750,000 in proceeds secured convertible notes having an aggregate principal amount of $750,000, a 6% annual interest rate (payable quarterly), and a term of three years. We also sold warrants to purchase up to an aggregate of 6,000,000 shares of our Common Stock at $0.03 per share. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC subscribed for and purchased 6.7%, 12.1%, 80.0% and 1.2%, respectively, of the total offering.

In connection with the December 2006 securities purchase agreement, the Company agreed to exchange the principal amount of outstanding secured convertible notes issued by the Company to the investors in a prior financing and other securities of the Company for 20,000 shares of our Series A Preferred Stock. In addition, the investors agreed to waive all claims, defaults, interest, penalties, fees, charges or other obligations accrued or owed by the Company to the investors in connection with the prior financing.

The secured convertible notes are convertible into our Common Stock, at the selling stockholders' option, at the lower of (i) $0.025 or (ii) 55% of the average of the three lowest intraday trading prices for the Common Stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. There currently is no trading market for our Common Stock. Assuming the current fair market value of our Common Stock is equal to the fixed component of the conversion price ($0.025), the current applicable conversion price for the secured convertible notes is $0.01375. Based on this conversion price, the $750,000 secured convertible notes, excluding interest, were convertible into 54,545,455 shares of our Common Stock. AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of Common Stock.

There are various risks of default associated with the secured convertible notes, including the fact that the secured convertible notes become immediately due and payable upon failure to pay the principal and interest of the secured convertible notes, the failure to convert the secured convertible notes to Common Stock, the failure to obtain the effectiveness of the registration statement covering the resale of the shares of the common stock issuable upon conversion of the secured convertible notes and exercise of the warrants on or before June 30, 2008, an assignment for the benefit of the Company’s or its subsidiaries’ creditors, an application for or consent to the appointment of a receiver for the Company or its subsidiaries, any judgment against the Company in excess of $50,000, and/or any bankruptcy, insolvency, reorganization or liquidation proceedings instituted by or against the Company or its subsidiaries. If an event of default on the secured convertible notes has occurred and is continuing, the holders may demand all amounts under the notes due and payable. In that case, we would be required to pay the holders of the secured convertible notes an amount equal to the greater of (x) 130% times the sum of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest on the secured convertible notes plus any additional amounts owed to the holders of the secured convertible notes or (y) the value of the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to the amount calculated under clause (x) determined based upon the highest closing price of the Common Stock during the period beginning on the date of default and ending on the date the payment described herein. Additionally, we made certain representations and warranties and agreed to certain covenants that are customary for securities purchase agreements. In the event that we breach those representations, warranties or covenants, we will be subject to liquidated damages in the amount of 3% of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest on the secured convertible notes for breaches by us of certain representations, warranties and certain covenants. If we are unable to pay these liquidated damages we may be forced to abandon or curtail our business operations.

We are currently not in compliance with our obligation to pay interest when due on our secured convertible notes. As of March 31, 2008, we had failed to pay $58,192 in interest on the notes plus $5,979 in default interest. Our failure to comply with our obligations relating to these securities exposes us to demands for immediate repayment (at a premium to outstanding principal) as well as default interest and liquidated damages claims by the security holders. See “Risk Factors--We Are Currently Not In Compliance With Our Obligations Under Our Secured Convertible Notes, And As A Result, The Note Holders May Declare The Securities Immediately Due And Payable, We May Be Required to Pay Default Interest And Amounts In Excess Of The Outstanding Amount Due Under the Notes, And We May Be Forced To Restructure, File For Bankruptcy, Sell Assets or Cease Operations.”

In the December 2006 securities purchase agreement, we agreed that, without the consent of the selling stockholders, we would not obtain additional equity financing (including debt financing with an equity component) that involves (i) the issuance of our Common Stock at a discount to the market price of the Common Stock on the date of issuance (taking into account the value of any warrants or options to acquire our Common Stock issued in connection therewith) or (ii) the issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock or (iii) the issuance of warrants during a “lock-up” period that lasts until 180 days following the date that the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission (plus any days in which sales cannot be made thereunder). In addition, for an additional two-year period following expiration of the “lock-up” period, we granted the selling stockholders a right to purchase any securities we propose to issue in an equity financing (including debt with an equity component). The foregoing limitations do not apply to securities issued in connection with certain underwritten public offerings, merger and acquisition activities or compensatory arrangements.

Stock Purchase Warrants

The warrants expire seven years from their date of issuance. The warrants include anti-dilution rights, whereby the exercise price of the warrants shall be adjusted in the event that the Company issues or sells any shares of the Company's Common Stock for no consideration or consideration less than the average of the last reported sale prices for the shares of the Company's Common Stock on the OTC Bulletin Board for the five trading days immediately preceding such date of issuance or sale. The exercise price of the warrants are also proportionately increased or decreased in the event of a reverse stock split or forward stock split, respectively. The exercise price is also adjusted pursuant to the warrants in the event the Company effects a consolidation, merger or sale of substantially all of its assets and/or if the Company declares or makes any distribution of its assets (including cash) to holders of its common stock as a partial liquidating dividend, as provided in the warrants.

The warrants also contain a cashless exercise, whereby if a registration statement covering the warrants is not effective, the warrant holders may convert the warrants into shares of the Company's restricted Common Stock. In the event of a cashless exercise under the warrants, in lieu of paying the exercise price in cash, the selling stockholders can surrender the warrant for the number of shares of Common Stock determined by multiplying the number of warrant shares to which it would otherwise be entitled by a fraction, the numerator of which is the difference between (i) the average of the last reported sale prices for the Company's Common Stock on the OTC Bulletin Board for the five trading days preceding such date of exercise and (ii) the exercise price, and the denominator of which is the average of the last reported sale prices for the Company's Common Stock on the OTC Bulletin Board for the five trading days preceding such date of exercise . For example, if the selling stockholder is exercising 100,000 warrants with a per warrant exercise price of $0.75 per share through a cashless exercise when the average of the last reported sale prices for the Company's Common Stock on the OTC Bulletin Board for the five trading days preceding such date of exercise is $2.00 per share, then upon such cashless exercise the warrant holder will receive 62,500 shares of the Company's Common Stock.

Value of Shares Underlying Notes

The maximum aggregate dollar value of the 4,400,000 shares of Common Stock underlying the secured convertible notes that the Company has registered for resale is $110,000. This number is based on the estimated initial public offering price per share of $0.025.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction. The table also reflects the actual net proceeds to the Company from the sale of the secured convertible notes and the total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of secured convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate and working capital purposes.   There are no other persons with whom any selling stockholder has a contractual relationship with regarding the transaction.

Maximum Possible Interest Payments (1)	Maximum Redemption Premium (2)	Maximum Possible Liquidated Damages (3)	Maximum First Year Payments (4)	Maximum Possible Payments (5)	Net Proceeds to Company (6)
$ 135,000	$238,500	$23,850	$1,057,350	$1,165,050	$735,000

(1)  Maximum amount of interest that can accrue assuming all secured convertible notes remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.025.  The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(2)  Under certain circumstances we have the right to redeem the full principal amount of the secured convertible notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 30%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the secured convertible notes twelve months from December 15, 2006.

(3)  Under the securities purchase agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve months following the sale of all secured convertible notes is 3% of the outstanding principal and accrued and unpaid interest.

(4)  Total maximum payments that the Company may be required to pay to the selling stockholders for the twelve months following the sale of the secured convertible notes, which is comprised of $45,000 in interest, $238,500 in redemption premiums, and $23,850 in liquidated damages.  If we redeemed the notes one year from the date of issuance, then the total payments would be $1,057,350.

(5)  Total maximum payments payable by the Company, includes maximum possible interest of $135,000, $238,500 in redemption premium and maximum possible liquidated damages of $26,550.  We also incurred $15,000 in legal fees for the financing transaction, which would increase the possible maximum payments by the Company to $1,165,050 and reduce the net proceeds to the Company to $735,000.

(6)   We incurred $15,000 in legal fees for the financing transaction.

Total Possible Profit Selling Stockholders Could Realize

Notes

The following table discloses the total possible profit selling stockholders could realize as a result of the conversion discount for the securities underlying the secured convertible notes.

		Shares	Combined	Total	Total Possible
	Conversion	Underlying	Market Price	Conversion	Discount to
Market Price (1)	Price (2)	Notes (3)	of Shares (4)	Price (5)	Market Price (6)
$ 0.02500	$0.01375	54,545,455	$1,363,636	$750,000	$613,636

(1)  As our Common Stock does not currently trade, we have estimated the market value of our Common Stock as of the date of issuance of the secured convertible notes to equal $0.025 (the fixed conversion price of the secured convertible notes).

(2)  The secured convertible notes are convertible into our Common Stock, at the selling stockholders' option, at the lower of (i) $0.025 or (ii) 55% of the average of the three lowest intraday trading prices for the Common Stock on a principal market for the 20 trading days before but not including the conversion date. Assuming the current fair market value of our Common Stock is equal to the fixed component of the conversion price ($0.025), the current applicable conversion price for the secured convertible notes is $0.01375.

(3)  Total number of shares of Common Stock underlying the secured convertible notes assuming full conversion as of the date of issuance.  Since the conversion price of the notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the notes will also fluctuate.

(4)  Total market value of shares of Common Stock underlying the secured convertible notes assuming full conversion as of the date of issuance based on the estimated market value on the date of issuance.

(5)  Total value of shares of common stock underlying the secured convertible notes assuming full conversion of the notes as of the date of issuance based on the conversion price.

(6)  Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to selling stockholders warrants to purchase an aggregate of 6,000,000 shares of our Common Stock, with the aggregate exercise price of $180,000. The following table discloses the total possible profit selling stockholders could realize as a result of the exercise of the warrants.

		Shares		Total	Total Possible
	Exercise	Underlying	Combined	Exercise	Discount to
Market Price (1)	Price (2)	Warrants (3)	Market Price (4)	Price (5)	Market Price (6)
$ 0.025	$0.03	6,000,000	$150,000	$180,000	$-

(1)  As our Common Stock does not currently trade, we have estimated the market value of our Common Stock as of the date of issuance of the secured convertible notes to equal $0.025 (the fixed conversion price of the secured convertible notes).

(2)  The exercise price per share of our Common Stock underlying the warrants is fixed at $0.03 except that the warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)  Total number of shares of Common Stock underlying the warrants assuming full exercise as of the date of issuance. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)  Total market value of shares of Common Stock underlying the warrants assuming full exercise as of the date of issuance based on the market price of the common stock on the date of issuance.

(5)  Total value of shares of Common Stock underlying the warrants assuming full exercise as of the date of issuance based on the exercise price.

(6)  Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the warrants at the exercise price and a sale at the market price would be a loss to the selling stockholders. Since the estimated market value of our Common Stock is less than the warrants’ exercise price, the warrants are out of the money and no profit would be realized .

Series A Preferred Stock

Market Price (1)	Conversion Price (2)	Shares Underlying the Series A Preferred Stock (3)	Combined Market Price of Shares (4)	Total Conversion Price (5)	Total Possible Discount to Market Price (6)
$ 0.025	$0.018750	114,666,667	$2,866,667	$2,150,000	$716,667

(1)  As our Common Stock does not currently trade, we have estimated the market value of our Common Stock as of the date of issuance of the secured convertible notes to equal $0.025 (the fixed conversion price of the secured convertible notes).

(2) The Conversion Price for the Series A Preferred Stock will equal the lesser of (i) $0.025 and (ii) 75% of the Market Price (as defined herein). “Market Price” means the average of the lowest three (3) Trading Prices for the Common Stock during the 20 Trading Day period ending one Trading Day prior to the date the holder of Series A Preferred Stock provides written notice of conversion. Assuming the current fair market value of our Common Stock is equal to the fixed component of the conversion price ($0.025), the current applicable conversion price for the Series A Preferred Stock is $0.01875.

(3)  Total number of shares of Common Stock underlying the Series A Preferred Stock assuming full conversion as of the date of issuance.  Since the conversion price of the Series A Preferred Stock may fluctuate as market prices fluctuate, the actual number of shares that underlie the Series A Preferred Stock will also fluctuate.

(4)  Total market value of shares of Common Stock underlying the Series A Preferred Stock assuming full conversion as of the date of issuance based on the estimated market value on the date of issuance.

(5)  Total value of shares of common stock underlying the Series A Preferred Stock assuming full conversion of the stock as of the date of issuance based on the conversion price.

(6)  Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the investors and the investors’ return on investment.  For purposes of this table, we assumed that the investors exercise all of the in-the-money warrants, if any, on a cash basis.

All Payments +
Possible
	Maximum			All Payments +	Profit / Net
Gross Proceeds	Possible		Combined Total	Possible	Proceeds
Payable to	Payments by	Net Proceeds to	Possible Profit to	Profit / Net	Averaged Over
Company (1)	Company (2)	Company (3)	Investors (4)	Proceeds (5)	3 Years (6)
$ 750,000	$1,165,050	$735,000	$613,636	242%	[81]	%

(1)  Total amount of the secured convertible notes. The warrants are “out of the money” so the potential proceeds have been excluded.

(2)  Total maximum payments payable by Company, includes maximum possible interest of $135,000, $238,500 in redemption premium, and maximum possible liquidated damages of $26,550.  We also incurred $15,000 in legal fees for the financing transaction, which would increase the possible maximum payments by the Company to $1,165,050 and reduce the net proceeds to the Company to $735,000

(3)  We incurred $15,000 in legal fees for the financing, which would increase the possible maximum payments by the Company to $1,165,050, and reduce the net proceeds to the Company to $735,000.

(4)  Total possible profit to the investors is based on the aggregate discount to market price of the conversion of the secured convertible notes and cashless exercise of warrants.  The secured convertible notes are convertible into our Common Stock, at the selling stockholders' option, at the lower of (i) $0.025 or (ii) 55% of the average of the three lowest intraday trading prices for the Common Stock on a principal market for the 20 trading days before but not including the conversion date. Assuming the current fair market value of our Common Stock is equal to the fixed component of the conversion price ($0.025), the current applicable conversion price for the secured convertible notes is $0.01375. The result of an exercise of the warrants at the exercise price and a sale at the market price would be a loss to the selling stockholders. Since the estimated market value of our Common Stock is less than the warrants’ exercise price, the warrants are out of the money and no profit would be realized.

(5)  Percentage equal to the maximum possible payments by us in the transaction ($1,165,050) plus total possible discount to the market price of the shares underlying the secured convertible notes ($500,000), plus profit from warrants in the money ($0), divided by the net proceeds to the Company resulting from the sale of the notes ($735,000).

(6)  Calculated by dividing 242% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

During the past three years, we have not engaged in any prior securities transactions with the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons), other than (a) the transactions described above under the heading “December 2006 Secured Convertible Note Financing” and (b) on January 18, 2005, we sold to the selling stockholders convertible promissory notes in the aggregate principal amount of $100,000. We received proceeds of $100,000 in the January 2005 note sale. The convertible promissory notes had an interest rate of 12% per annum and were convertible into our common stock, at the investors option, at a price per share equal to 75% of the average of the lowest three intraday trading prices of the common stock during the twenty trading days immediately preceding conversion. The note had a maturity date of January 18, 2010. The January 2005 notes were among the obligations exchanged by the selling stockholders for 20,000 shares of our Series A Preferred Stock in December 2006.

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the secured convertible notes and believes that it will have the financial ability to make all payments on the notes when they become due and payable. To the best of our knowledge, and based on information obtained from the selling stockholders, none of the selling stockholders have an existing short position in the Company’s common stock.

The Company has not in the past three years engaged in any transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons), other than (a) its issuance and sale of the secured convertible notes and the warrants to the selling stockholders and (b) the exchange of the principal amount of outstanding secured convertible notes issued by the Company to the selling stockholders in a prior financing and other securities of the Company for 20,000 shares of our Series A Preferred Stock (and the investors’ concurrent waiver of all claims, defaults interest, penalties, fees, charges or other obligations accrued or owed by the Company to the selling stockholders in connection with the prior financing), and (c) Mr. Corey S. Ribotsky, the fund manager of the selling stockholders served as chief executive officer and director of the Company from October 2004 to October 2006.

In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as exhibits to the Registration Statement of which this Prospectus is a part, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the selling stockholders with respect to the performance of any current or future obligations.

See the "Risk Factors" and “Description of Securities” sections for a complete description of the secured convertible notes and their associated material risks.

Plan of Distribution

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus. Sales of our Common Stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices. We will receive proceeds from the exercise of warrants outstanding if such warrants are exercised. In that case, we could receive a maximum of $180,000, which would be used for working capital and general corporate purposes.

The Offering
Common Stock offered by Selling Stockholders
Up to 4,400,000 shares of Common Stock issuable upon conversion of secured convertible notes with an aggregate principal amount of $750,000 at a conversion price of $0.01375 per share as of March 31, 2008.

Common Stock Outstanding Before the Offering	533,846,667 shares (1)

Common Stock Outstanding After the Offering	538,246,667 shares

Use of Proceeds
This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the resale of our Common Stock. We will, however, receive proceeds from the exercise of the warrants. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Capital Partners II, LLC will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered for resale pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Capital Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds of $750,000 from the sale of the secured convertible notes. The proceeds received from the sale of the secured convertible notes and from exercise of the warrants, if any, have been and will be used for working capital in support of growing our business operations.

Market for our Common Stock
No trading market for our Common Stock currently exists. We expect that a market maker will apply for quotation on the OTC Bulletin Board on our behalf. However, we can provide no assurance that there will be a market in the future for our Common Stock. See “Risk Factors- Our Common Stock Has Never Been Traded And We Cannot Predict The Extent To Which A Trading Market Will Develop”.

(1) As of March 31, 2008, includes 518,986,667 shares of our Common Stock issuable upon conversion of outstanding shares of our Series A Preferred Stock (based on a current conversion price of $0.01875 per share). Does not include 6,000,000 shares of our Common Stock that are reserved for issuance pursuant to outstanding warrants and stock options, and shares available for future issuance under our 2007 Stock Incentive Plan.

Selected Consolidated Financial and Operating Data

The selected consolidated financial data set forth below as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from September 18, 2006 (inception) through December 31, 2006 have been derived from our audited consolidated financial statements that appear elsewhere in this prospectus.

You should read the selected consolidated financial and operating data presented below in conjunction with “Management’s Discussion and Analysis and Plan of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From
	September 18,
	(Inception)
	Through	Year Ended
	December 31,	December 31,
	2006	2007

Net revenues	$1,528,443	$2,739,995
Cost of revenues	1,278,678	2,047,431

Gross profit	249,765	692,564

Selling, general and administrative expenses	429,588	1,261,047

Loss from operations	(179,823)	(568,483)

Other expense:
Change in fair value of derivative and warrant liabilities	-	(117,575)
Interest expense, net	(590,863)	(300,046)
Total other expense	(590,863)	(417,621)

Loss before provision for income taxes	(770,686)	(986,104)

Provision for income taxes	-	911

Net loss	$(770,686)	$(987,015)

Net loss per share:
Basic	$(0.34)	$(0.07)
Diluted	$(0.34)	$(0.07)

Weighted average shares outstanding:
Basic	2,286,154	14,860,000
Diluted	2,286,154	14,860,000

CONSOLIDATED BALANCE SHEET DATA

	As of December 31,	As of December 31,
	2006	2007

Cash	$286,557	$21,644
Working Capital	565,759	(1,530,823)
Total Assets	1,361,314	859,591
Convertible notes payable, net of discount of $739,051 and $489,054, respectively	10,949	260,946
Derivative and warrant liabilities	1,324,777	1,442,352
Total stockholders' deficit	(755,186)	(1,669,236)

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the below risk factors and warnings before making an investment decision. If any of the risks described below actually occur, our business, financial condition or future operating results could be materially harmed. In that case, the price of our Common Stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this Prospectus.

RISKS RELATING TO OUR BUSINESS AND CORPORATE STRUCTURE

WE HAVE A HISTORY OF LOSSES AND MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE

We have historically lost money. As of December 31, 2007, we had an accumulated deficit of $1,757,701 and incurred a net loss of $987,015 for the year ended December 31, 2007. To achieve profitability we will need to generate significant revenues to offset our cost of revenues and our selling, general and administrative expenses. We may not achieve or sustain our revenue or profit goals and may incur losses in the future. Changes such as increases in our pricing for solutions or the pricing of competing solutions may harm our ability to increase sales of our solutions to new and existing customers. If we are not able to expand our customer base and increase our revenue from new and existing customers, we may continue to be unprofitable.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

Our independent registered public accounting firm has expressed an opinion that there is substantial doubt about our ability to continue as a going concern primarily because we have yet to generate sufficient working capital to support our operations and our ability to make debt service requirements. Our most recent consolidated financial statements have been prepared assuming that we will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from our inability to continue as a going concern. If we are unable to continue as a going concern, you may lose your entire investment in the Company.

OUR ABILITY TO SERVICE OUR DEBT AND CONTINUE OUR BUSINESS OPERATIONS DEPENDS ON OUR ACCESS TO CAPITAL MARKETS

As of December 31, 2007, we had incurred approximately $750,000 in debt obligations. We may incur additional debt to continue our business operations and pursue our business plan. We do not currently have enough capital to service interest payments on or to repay any of these amounts. See “Risk Factors--We Are Currently Not In Compliance With Our Obligations Under Our Secured Convertible Notes, And As A Result, The Note Holders May Declare The Securities Immediately Due And Payable, We May Be Required to Pay Default Interest And Amounts In Excess Of The Outstanding Amount Due Under the Notes, And We May Be Forced To Restructure, File For Bankruptcy, Sell Assets or Cease Operations.” We have incurred significant operating losses since our inception, and may not ever achieve profitability. Furthermore, there can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable.

If we do not generate sufficient cash flow and we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, we may be forced to default on our debt obligations. Such a default could result in the liquidation of all or a portion of our assets, most likely at less than their market value. In addition, we could be forced to curtail or abandon our business plan, making any investment in our Common Stock worthless.

WE MAY SELL SHARES OF COMMON STOCK AND/OR ENTER INTO ADDITIONAL CONVERTIBLE NOTE FINANCING ARRANGEMENTS IN ORDER TO RAISE ADDITIONAL CAPITAL. SUCH ACTIVITIES MAY RESULT IN A DILUTION OF YOUR INVESTMENT

We may sell additional equity, equity-related or convertible debt securities to raise additional capital necessary to repay our debt (and other obligations) and to fund our continued operations and growth. The issuance of additional common stock, preferred stock, equity-related or convertible debt securities may dilute existing stockholdings. The perceived risk of dilution may cause the selling stockholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of our Common Stock. Additionally, if such additional shares are issued, you as an investor would likely experience a devaluing of your Common Stock.

LIMITATIONS ON OUR ABILITY TO ISUUE ADDITIONAL SECURITES MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL FINANCING

In the December 2006 securities purchase agreement, we agreed that, without the consent of the selling stockholders, we would not obtain additional equity financing (including debt financing with an equity component) that involves (i) the issuance of our Common Stock at a discount to the market price of the Common Stock on the date of issuance (taking into account the value of any warrants or options to acquire our Common Stock issued in connection therewith) or (ii) the issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock or (iii) the issuance of warrants during a “lock-up” period that lasts until 180 days following the date that the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission (plus any days in which sales cannot be made thereunder). In addition, for an additional two-year period following expiration of the “lock-up” period, we granted the selling stockholders a right to purchase any securities we propose to issue in an equity financing (including debt with an equity component). The foregoing limitations may impair our ability to raise additional financing from investors other than the selling stockholders and may adversely effect the terms under which we are able to raise any such additional financing.

OUR OPERATIONS ARE RECENTLY ACQUIRED WHICH MEANS THAT WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION

Prior to December 2006, we did not have an operating business. We have since undergone a number of significant changes in our business strategy and organization, and as a result, we are now engaged in the business of providing network design, engineering, project management and maintenance and support services for advanced communications networks through our wholly owned subsidiary, STI. The operations of STI, which will represent our entire business for the foreseeable future, were acquired in December 2006. Accordingly, we have a limited operating history upon which an evaluation of our prospects can be made. Our strategy is unproven and the revenue and income potential from our strategy is unproven. Our business strategy may not be successful and we may not be able to successfully address these risks. If we are unsuccessful in the execution of our current strategic plan, we could be forced to reduce or cease our operations. If this happens, you could lose your entire investment in our Common Stock.

WE DERIVE SIGNIFICANT REVENUE FROM CONTRACTS AWARDED THROUGH A COMPETITIVE BIDDING PROCESS, AND IF WE ARE UNABLE TO CONSISTENTLY WIN NEW AWARDS OVER ANY EXTENDED PERIOD, OUR BUSINESS AND PROSPECTS WILL BE ADVERSELY AFFECTED

Substantially all of our contracts are awarded through a competitive bidding process. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding.  This competitive bidding process presents a number of risks, including the following:

•	we bid on programs before the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and,

•
we may encounter expense and delay if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts, we may be foreclosed from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially and adversely from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive re-bidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially and adversely from those anticipated.

FAILURE TO MAINTAIN STRONG RELATIONSHIPS WITH OTHER CONTRACTORS COULD RESULT IN A DECLINE IN OUR REVENUE

We derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a substantial portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially and adversely from those anticipated if any prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD ADVERSELY AFFECT OUR BUSINESS

Our continued success depends to a substantial degree on our ability to recruit and retain the technically skilled personnel we need to serve our clients effectively. Our business involves the development of tailored solutions for our clients, a process that relies heavily upon the expertise and services of our employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the information technology services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel require substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients’ needs, limit our ability to win new business and cause our actual results to differ materially and adversely from those anticipated.

WE ARE HIGHLY DEPENDENT ON STI’S SENIOR MANANGEMENT AND EXECUTIVE SALE FORCE

In addition to attracting and retaining qualified technical personnel, we believe that our success will depend on the continued employment of STI’s senior management team and executive sales force and their ability to generate new business and execute projects successfully. STI’s senior management team and executive sales force are very important to our business because personal reputations and individual business relationships are a critical element of obtaining and maintaining client engagements in our industry. The loss of any of these executives could cause us to lose client relationships or new business opportunities, which could cause actual results to differ materially and adversely from those anticipated.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND MANY OF THE COMPANIES WE COMPETE AGAINST HAVE SUBSTANTIALLY GREATER RESOURCES

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. The results of these competitive pressures could cause our actual results to differ materially and adversely from those anticipated.

WE HAVE A SMALL FINANCE AND ACCOUNTING STAFF AND A FAILURE TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS COULD EXPOSE US TO POTENTIAL LIABILITIES

We have a very small finance and accounting staff and, due to our limited resources, it is not always possible to have optimum segregation of accounting and finance duties. However, if we are unsuccessful in attracting the capital and human resources necessary to implement and maintain an effective system of internal controls, and if as a result we were to fail to disclose timely material items as required under the Securities Exchange Act, it could give rise to potential regulatory and/or shareholder actions, which could have a material adverse effect on our business and financial condition, and on the market value of our shares. We believe that our current system of internal controls is adequate.

WE HEAVILY DEPEND ON OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, DAVID WALTERS, WHO HAS A VERY LIMITED TIME COMMITMENT TO US

The success of the Company heavily depends upon the personal efforts and abilities of David Walters, our Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Walters serves as an executive officer and/or board member of several other companies as well as a principal of a FINRA registered broker dealer and a corporate services consulting firm. Accordingly, we estimate that Mr. Walters will devote no more than 20-25 hours per month to activities for our Company.

If Mr. Walters were to leave unexpectedly; we may not be able to execute our business plan. Our future performance depends in significant part upon the continued service of Mr. Walters as he has acquired specialized knowledge and skills with respect to our business. Additionally, because we have a relatively small number of employees when compared to the leading companies in the same industry, our dependence on maintaining our relationship with Mr. Walters is particularly significant. We cannot be certain that we will be able to retain Mr. Walters in the future. The loss of Mr. Walters could have a material adverse effect on our business and operations and cause us to expend significant resources in finding a replacement, which could cause the value of our Common Stock to decline or become worthless.

WE HEAVILY DEPEND ON OUR RELATIONSHIPS WITH ENTITIES OWNED BY OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

We depend on relationships with entities controlled by Mr. Walters for outsourced financial management, administrative, investment banking and other services. Accordingly, the success of the Company heavily depends upon our relationships with, and the performance of, these entities. Any failure to perform adequately the outsourced services could have a material adverse effect on our business and operations and cause us to expend significant resources in finding replacement providers, which could cause the value of our Common Stock to decline or become worthless

DAVID WALTERS CAN VOTE AN AGGREGATE OF 74.9% OF OUR COMMON STOCK AND CAN EXERCISE CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF DIRECTORS

David Walters can vote an aggregate of 399,733,333 shares (or 74.9%) of our outstanding Common Stock. Accordingly, Mr. Walters will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares pursuant to this Prospectus will be minority shareholders and as such will have little to say in regards to the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Walters as a Director of the Company, which will mean he will remain in control of who serves as officers of the Company as well as whether any changes that are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company’s Common Stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

RISKS RELATING TO OUR SECURED CONVERTIBLE NOTES
AND SERIES A CONVERTIBLE PREFERRED STOCK

WE ARE CURRENTLY NOT IN COMPLIANCE WITH OUR OBLIGATIONS UNDER OUR SECURED CONVERTIBLE NOTES, AND AS A RESULT, THE NOTE HOLDERS MAY DECLARE THE SECURITIES IMMEDIATELY DUE AND PAYABLE, WE MAY BE REQUIRED TO PAY DEFAULT INTEREST ANDAMOUNTS IN EXCESS OF THE OUTSTANDING AMOUNT DUE UNDER THE NOTES, AND WE MAY BE FORCED TO RESTRUCTURE, FILE FOR BANKRUPTCY, SELL ASSETS OR CEASE OPERATIONS.

We are not in compliance with our obligation to pay interest when due on our secured convertible notes. As of March 31, 2008, we had failed to pay $58,192 in interest on the notes plus $5,979 in default interest. Our failure to comply with our obligations relating to these securities exposes us to demands for immediate repayment (at a premium to outstanding principal) as well as default interest by the security holders. Events of default under the notes include:

•
failure to obtain effectiveness of the registration statement covering the resale of the shares of our common stock issuable upon conversion of the secured convertible notes and exercise of the warrants on or before June 30, 2008;

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant or term or condition of the secure convertible notes or any agreement made in connection therewith;

•	a breach by us of any material representation or warranty made in the December 2006 securities purchase agreement or in any agreement made in connection therewith;

•	we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

•	the entering of any money judgment, writ or similar process against us or any of our subsidiaries or any of our property or other assets for more than $50,000;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us; and

•	our failure to timely deliver shares of Common Stock when due upon conversions of the secured convertible notes.

If an event of default on the secured convertible notes has occurred and is continuing, the holders may demand all payments under the notes due and payable. In that case, we will be required to pay the holders of the secured convertible notes an amount equal to the greater of (x) 130% times the sum of the outstanding amount of the secured convertible notes plus accrued and unpaid interest on the secured convertible notes plus additional amounts owed to the holders of the notes under securities purchase agreement and related documents or (y) the value of the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to the amount calculated under clause (x) based on the highest closing price of the Common Stock during the period beginning on the date of default and ending on the date of the payment described herein.

We do not currently have the cash on hand to repay this amount if the holders elect to exercise their repayment or other remedies, or to pay interest on our secured convertible notes. If we are unable to raise enough money to cover amount payable under the notes we may be forced to restructure, file for bankruptcy, sell assets or cease operations. If any of these events happen, you could lose your entire investment in our Common Stock.

WE MAY BE SUBJECT TO LIQUIDATED DAMAGES EQUAL TO 3% OF THE OUTSTANDING AMOUNT OF THE SECURED CONVERTIBLE NOTES (PLUS ACCRUED AND UNPAID INTEREST THEREON) FOR BREACHES BY US OF OUR REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS UNDER THE SECURITIES PURCHASE AGREEMENT

In the December 2006 securities purchase agreement, we made certain representations and warranties and agreed to certain covenants that are customary for securities purchase agreements. In the event that we breach those representations, warranties or covenants, we will be subject to liquidated damages in the amount of 3% of the outstanding amount of the secured convertible notes, per month, plus accrued and unpaid interest on the notes for such breaches. As of December 31, 2007, the outstanding amount of the secured convertible notes was $750,000. We have not previously been required to pay any liquidated damages, however if we do breach the representations, warranties or covenants, we will be forced to pay liquidated damages to the note holders. If we do not have enough cash on hand to cover the amount of the liquidated damages, we could be forced to sell part or all of our assets, which could force us to scale back our business operations. If this happens, you as an investor would likely experience a devaluing of your Common Stock.

WE HAVE PLEDGED ALL OF OUR ASSETS TO EXISTING CREDITORS

Our secured convertible notes are secured by a lien on substantially all of our assets, including our equipment, inventory, contract rights, receivables, and intellectual property. A default by us under the secured convertible notes would enable the holders of the notes to take control of substantially all of our assets. The holders of the secured convertible notes have no operating experience in our industry and if we were to default and the note holders were to take over control of the Company, they could force us to substantially curtail or cease our operations. If this happens, you could lose your entire investment in our Common Stock.

In addition, the existence of our asset pledges to the holders of the secured convertible notes will make it more difficult for us to obtain additional financing required to repay monies borrowed by us, continue our business operations and pursue our growth strategy.

IF A REGISTRATION STATEMENT COVERING THE RESALE OF THE COMMON STOCK ISSUABLE ON CONVERSION OF THE SECURED CONVERTIBLE NOTES AND EXERCISE OF THE WARRANTS IS NOT DECLARED EFFECTIVE BEFORE JUNE 30, 2008, WE MAY INCUR SUBSTANTIAL PENALTIES

The Company is subject to a $15,000 per month penalty payable to the secured convertible note holders, if a registration statement covering the resale of the shares of the common stock issuable upon conversion of the secured convertible notes and exercise of the warrants fails to become effective on or before June 30, 2008. If this penalty becomes payable, the Company will likely be forced to pay this amount out of the proceeds of the sale of the secured convertible notes. This will likely have a materially adverse affect on the Company's financial condition, and could force the Company to curtail its business plan.

THE ISSUANCE AND SALE OF COMMON STOCK UNDERLYING THE SECURED CONVERTIBLE NOTES AND OUR SERIES A PREFERRED STOCK MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT TO RAISE ADDITIONAL CAPITAL

As of March 31, 2008, we had issued and outstanding (a) 14,860,000 shares of our Common Stock and (b) 90,800 shares of our Series A Preferred Stock that are currently convertible into 518,986,667 shares of our Common Stock. We are registering in this Prospectus up to 4,400,000 shares of Common Stock issuable upon conversion of $750,000 of secured convertible notes. All of the shares issuable upon conversion of the secured convertible notes may be sold without restriction. In addition, 45,600,000 shares of our Common Stock issuable upon conversion of our convertible notes and 106,666,667 shares of our Common Stock issuable upon conversion of our Series A Preferred Stock will be available for sale pursuant to Rule 144. As sequential conversions and sales take place, the price of our Common Stock may decline, and as a result, the holders of the secured convertible notes and Series A Preferred Stock could be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in our Common Stock.

In addition, the issuance and sale (and potential issuance and sale) of Common Stock underlying the secured convertible notes, related warrants and Series A Preferred Stock will make it more difficult for us to obtain additional financing required to repay monies borrowed by us, continue our business operations and pursue our growth strategy.

THE ISSUANCE OF COMMON STOCK UNDERLYING THE SECURED CONVERTIBLE NOTES AND SERIES A PREFERRED STOCK WILL CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION

The issuance of Common Stock upon conversion of the secured convertible notes and Series A Preferred Stock by the holders of such securities will result in immediate and substantial dilution to the interests of other stockholders since the holders may ultimately receive and sell the full amount issuable on conversion or exercise. Although the selling stockholders may not convert their secured convertible notes and/or Series A Preferred Stock if such conversion would cause them to own more than 4.99% of our outstanding Common Stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings, selling those shares, and then converting the rest of their holdings, while still staying below the 4.99% limit. In this way, the selling stockholders could sell more than this limit while never actually holding more shares than this limit allows. If the selling stockholders choose to do this it will cause substantial dilution to the holders of our Common Stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR SECURED CONVERTIBLE NOTES AND OUR SERIES A PREFERRED STOCK REQUIRES US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES AS THE MARKET PRICE OF OUR COMMON STOCK DECREASES, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND CAUSE SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS

Our existing stockholders will experience substantial dilution of their investment upon conversion of our secured convertible notes and our Series A Preferred Stock into shares of our Common Stock.

•
The secured convertible notes are convertible into shares of our Common Stock at the lesser of $0.025 or 55% of the average of the three lowest trading prices of our Common Stock during the 20 trading day period ending one trading day before the date that a holder sends us a notice of conversion.

•
The Series A Preferred Stock is convertible into shares of our Common Stock at the lesser of $0.025 or 75% of the average of the three lowest trading prices of our Common Stock during the 20 trading day period ending one trading day before the date that a holder sends us a notice of conversion.

If converted on March 31, 2008, the secured convertible notes would be convertible into approximately 54,545,455 shares of Common Stock (based upon a conversion price of $0.01375) and the Series A Preferred Stock would be convertible into approximately 518,986,667 shares of Common Stock (based upon a conversion price of $0.01875). The number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of our Common Stock that would cause dilution to our existing stockholders. The sale of shares of Common Stock issuable upon conversion of the secured convertible notes and the Series A Preferred Stock may adversely affect the market price of our Common Stock. As sequential conversions and sales take place, the price of our Common Stock may decline and if so, the holders of secured convertible notes and Series A Preferred Stock would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to our existing stockholders.

In addition, the issuance and sale (and potential issuance and sale) of Common Stock underlying the secured convertible notes, related warrants and Series A Preferred Stock will make it more difficult for us to obtain additional financing required to repay monies borrowed by us, continue our business operations and pursue our growth strategy.

The following is an example of the amount of shares of our Common Stock that are issuable upon conversion of the secured convertible notes and the Series A Preferred Stock based on conversion prices that are 25%, 50% and 75% below the conversion price as of March 31, 2008 of $0.01375 and $0.01875 for the secured convertible notes and Series A Preferred Stock, respectively.

Secured Convertible Notes

Percentage Below Conversion Price as of the Filing Date	Estimated Conversion Price	Approximate Number of Shares Issuable (1)	% of Outstanding Common Stock (1)(2)

25%	$0.010313	72,727,273	9.3%
50%	$0.006875	109,090,909	9.4%
75%	$0.003438	218,181,818	9.4%

Series A Preferred Stock

Percentage Below Conversion Price as of the Filing Date	Estimated Conversion Price	Approximate Number of Shares Issuable (1)	% of Outstanding Common Stock (1)(2)

25%	$0.0140625	691,982,222	88.8%
50%	$0.0093750	1,037,973,333	89.3%
75%	$0.0046875	2,075,946,667	89.9%

(1) Includes shares of Common Stock issuable upon conversion of the secured convertible notes. Does not include 6,000,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(2) As of March 31, 2008, we had outstanding (a) 14,860,000 shares of our Common Stock and (b) 90,800 shares of our Series A Preferred Stock that are currently convertible into 518,986,667 shares of our Common Stock.

As illustrated, the number of shares of Common Stock issuable upon conversion of the secured convertible notes and the Series A Preferred Stock will increase if the conversion price of our Common Stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE SECURED CONVERTIBLE NOTES AND SERIES A PREFERRED STOCK MAY ENCOURAGE INVESTORS, INCLUDING THE HOLDERS OF OUR NOTES AND PREFERRED STOCK, TO SELL SHORT OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK

There are no provisions in the December 2006 securities purchase agreement, the secured convertible notes, the warrants, the Series A Preferred Stock or any other document which restrict the holders’ ability to sell short our Common Stock, which they could do to decrease the price of our Common Stock and increase the number of shares they would receive upon conversion and thereby further dilute other stockholders. The significant downward pressure on the price of our Common Stock as the holders convert and sell material amounts of our Common Stock could encourage investors, including the selling stockholders, to short sell our Common Stock. This could place further downward pressure on the price of our Common Stock. In addition, not only the sale of shares issued upon conversion of the secured convertible notes or Series A Preferred Stock or exercise of the warrants, but also the mere perception that these sales could occur, may adversely affect the market price of our Common Stock.

THE NOTE HOLDERS MAY EXPLOIT A MAJOR ANNOUNCEMENT MADE BY THE COMPANY TO CONVERT THE SECURED CONVERTIBLE NOTES AT A PRICE SUBSTANTIALLY LOWER THAN THE CONVERSION PRICE WOULD BE OTHERWISE

Under the terms of the secured convertible notes, the conversion price which the note holders must pay is changed after major announcements by the Company, discussed below. In the event the Company makes a major announcement, the conversion price of the secured convertible notes is equal to the lower of the conversion price that would be in effect on the date the announcement is made or the current conversion price at the time the selling stockholders wish to convert. Therefore, if the Company’s stock price was to increase substantially after a major announcement the note holders could still convert the secured convertible notes at the lower price which applied before the announcement. In this way, the note holders could hold shares of Common Stock worth much more than the note holders originally paid for them. Therefore, the note holders could sell the shares at a price lower then the current market prices, still making a profit on their investment which would drive down the price of the Common Stock.

IF THE COMPANY WISHES TO MERGE OR CONSOLIDATE ITS ASSETS WITH ANOTHER COMPANY PRIOR TO FULLY PAYING BACK THE SECURED CONVERTIBLE NOTES, IT COULD LEAD TO A DEFAULT UNDER THE NOTES, MAKING THEM IMMEDIATELY DUE

Under the terms of the secured convertible notes, any sale, conveyance or disposition of all or substantially all of the assets of the Company in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor shall either: (i) be deemed to be an event of default under the notes which could cause the Company to pay substantial penalties, or (ii) require the Company to get written approval by the successor entity that such successor entity assumes the obligations of the secured convertible notes. Additionally, if the Company makes any issuance of shares of Common Stock, options for shares of Common Stock, or issues any additional convertible notes for consideration less than the conversion price then in effect, the conversion price of the secured convertible notes will become the price the shares or options were issued for or the price the additional convertible notes will be convertible for. If the Company is forced to pay penalties under the secured convertible notes or the conversion price of the notes is decreased substantially, the Company could be forced to curtail its business operations or issue more shares of Common Stock, which would have a dilutive effect on then shareholders.

RISKS RELATING TO OUR COMMON STOCK

OUR COMMON STOCK HAS NEVER BEEN TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

Before this offering, our Common Stock was privately held. There is no current trading market for the shares of our Common Stock. We anticipate that one or more market makers will seek to initiate quotations of our Common Stock on the OTC Bulletin Board (by filing a Form 211 with the NASD OTC Compliance Unit), if and when the registration statement of which this Prospectus is a part of is declared effective by the Securities and Exchange Commission. Although we anticipate that the shares eventually will be quoted on the Over-the-Counter Bulletin Board, we cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering. Thinly traded common stock can be more volatile than common stock trading in an active public market.

Until an active public market develops, the prices at which our Common Stock trade may fluctuate significantly and may be lower than the price that would be expected with a fully developed market. Prices for shares of our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of the Company and its industry, changes in economic conditions in the financial services industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the shares.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, AND OUR STOCK PRICE MAY DECLINE IF WE DO NOT MEET THE EXPECTATIONS OF ANALYSTS AND INVESTORS

Our revenue and quarterly operating results may fluctuate in the future from quarter to quarter and period to period, as a result of a number of factors including, without limitation:

•	the size and timing of orders from clients;

•	the length of sales cycles;

•	changes in pricing policies or price reductions by us or our competitors;

•	the timing of new product announcements and product introductions by us or our competitors;

•	changes in revenue recognition or other accounting guidelines employed by us and/or established by the Financial Accounting Standards Board ("FASB") or other rule-making bodies;

•	the availability and cost of system components;

•	the financial stability of clients;

•	market acceptance of new products, applications and product enhancements;

•	our success in expanding our sales and marketing programs;

•	execution of or changes to Company strategy;

•	personnel changes; and

•	general market/economic factors.

Due to all of the foregoing factors, it is possible that our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC WHICH LIMIT THE TRADING MARKET IN OUR COMMON STOCK, MAKE TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK

Our Common Stock is considered a "penny stock" as defined in Rule 3a51-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. In general, a security which is not quoted on NASDAQ or has a market price of less than $5 per share where the issuer does not have in excess of $2,000,000 in net tangible assets (none of which conditions the Company meets) is considered a penny stock. The Securities and Exchange Commission's Rule 15g-9 regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus, the rules affect the ability of broker-dealers to sell our Common Stock should they wish to do so, because of the adverse effect that the rules have upon liquidity of penny stocks. Unless the transaction is exempt under the rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the “penny stock” rules, the market liquidity for our Common Stock may be adversely affected by limiting the ability of broker-dealers to sell our Common Stock and the ability of purchasers to resell our Common Stock. Additionally, the value of our securities may be adversely affected by the “penny stock” rules, because of the additional disclosures required by broker-dealers, which take additional time and effort from broker-dealers, decreasing the likelihood that broker-dealers will sell our Common Stock. This may in turn have an adverse effect on the liquidity of our securities which in turn could adversely affect the price of our securities.

In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in our Common Stock may have their ability to sell their shares impaired.

WE DO NOT INTEND TO PAY CASH DIVIDENDS

The Company has paid no cash dividends on its Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of the Company’s Common Stock in the foreseeable future. While the Company’s dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance the future expansion of the Company.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may affect our actual results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the sections entitled “Risk Factors”, “Management’s Discussion or Plan of Operation” and “Business”. In some cases you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

USE OF PROCEEDS

This Prospectus relates to shares of Common Stock that the Company may issue upon the conversion of $750,000 of secured convertible notes. The Common Stock issuable upon the conversion of the secured convertible notes may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the resale of such Common Stock by the selling stockholders.

The Company has used, and will continue to use, all of the proceeds which it received from the sale of the secured convertible notes for working capital.

DETERMINATION OF OFFERING PRICE

The secured convertible notes are convertible into our Common Stock at the lower of $0.025 or 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. As our Common Stock is not currently trading, our good faith estimate of the fair market value of our common stock is equal to the fixed component of the conversion price ($0.025).

The initial offering price of our Common Stock is $0.025 per share. If a public market develops for our Common Stock, the selling stockholders thereafter may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

POTENTIAL DILUTION DUE TO CONVERSION AT BELOW MARKET PRICE

The net tangible book value of the Company as of December 31, 2007 was ($1,669,236) or ($0.00313) per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock including 518,986,667 shares of our Common stock issuable upon conversion of outstanding shares of our Series A Preferred Stock (based on a current conversion price of $0.01875 per share). Since no proceeds from this offering will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted as common stock is issued upon conversion of our secured convertible notes and exercise of our warrants. The amount of dilution will depend on the conversion or exercise price and number of shares issued. The following example shows the dilution to new investors at a conversion price of $0.01375 per share.

If we assume that the Company will issue 4,400,000 shares of our Common Stock under the secured convertible notes at an assumed conversion price of $0.01375 per share, our net tangible book value as of December 31, 2007 would have been ($1,608,736) or ($0.00299) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.00014 per share and an immediate dilution to new stockholders of $0.01674 per share. The following table illustrates the per share dilution:

Assumed public offering price per share	$0.01375
Net tangible book value per share before this offering	$(0.00313)
Increase attributable to new investors	$0.00014
Net tangible book value per share after this offering	$(0.00299)

Dilution per share to new stockholders	$0.01674

The conversion price of our secured convertible notes is based on the then-existing market price. In order to provide you an example of dilution per share you may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

Assumed Market Price	Dilution per Share to New Investors

$0.0250	$0.0167
$0.0188	$0.0133
$0.0125	$0.0098
$0.0063	$0.0064

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2007, on an actual basis and as adjusted to reflect the conversion of $60,500 of our secured convertible notes into 4,400,000 shares of common stock at $0.01375 per share.

You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.
	As of December 31, 2007
	Actual	As Adjusted

Cash	$21,644	$21,644

Convertible notes payable (1)	$750,000	$689,500

Stockholders' deficit:
Series A convertible preferred stock	91	91
Common stock	14,860	19,260
Additional paid-in capital	73,514	129,614
Accumulated deficit	(1,757,701)	(1,757,701)

Total stockholders' deficit	(1,669,236)	(1,608,736)

Total Capitalization	$(919,236)	$(919,236)

The table above excludes the 6,000,000 shares of our Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $0.03 per share.

(1) Convertible notes payable is shown gross of debt discount. Debt discount totaled $489,054 as of December 31, 2007.

SELLING STOCKHOLDERS

As of March 31, 2008, the Company had outstanding (a) 14,860,000 shares of our Common Stock and (b) 90,800 shares of our Series A Preferred Stock that are currently convertible into 518,986,667 shares of our Common Stock. This Prospectus relates to the resale of 4,400,000 shares of Common Stock by the selling stockholders. The selling stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act” or the “1933 Act”). None of the selling stockholders have held any position, office, or had any other material relationship with the Company, its predecessors or affiliates within the past three years, except that Mr. Corey S. Ribotsky, the fund manager of the selling stockholders served as chief executive officer and director of the Company from October 2004 to October 2006. Upon the effectiveness of the registration statement of which this Prospectus is a part, all 4,400,000 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act. Sales of a substantial number of shares of the Company’s Common Stock in the public market following this offering could adversely affect the market price of our Common Stock.

The table below sets forth information with respect to the resale of shares of Common Stock by the selling stockholders. We will not receive any proceeds from the resale of Common Stock by the selling stockholders

Name (1)	Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Included in this Prospectus	Beneficial Ownership After the Offering (2)	Percentage Owned After the Offering (11)

AJW Partners, LLC (3)	15,717,172	(4)	293,333	15,423,838	50.44%
AJW Offshore, Ltd. (5)	188,606,061	(6)	3,520,000	185,086,061	90.97%
AJW Qualified Partners, LLC (7)	28,605,253	(8)	533,867	28,071,386	64.58%
New Millenium Capital Partners II, LLC (9)	2,829,091	(10)	52,800	2,776,291	15.69%

	235,757,576		4,400,000	231,357,576

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a secured convertible note or warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such secured convertible note or warrant, but are not deemed outstanding for computing the percentage of any other person.

(1) The selling stockholders do not hold any position or office, and have not had any material relationship with the Company or any of its affiliates within the past three (3) years, except that Mr. Corey S. Ribotsky, the fund manager of the selling stockholders served as chief executive officer and director of the Company from October 2004 to October 2006.

(2) Assumes that all Common Stock registered will be sold.

(3) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by AJW Partners, LLC.

(4) Includes (a) 7,644,444 shares issuable upon conversion of Series A Preferred Stock, 7,272,727 shares (or 200% of the shares) issuable upon conversion of secured convertible notes, and 800,000 shares (or 200% of the shares) issuable upon exercise of warrants.

(5) AJW Offshore, Ltd is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by AJW Offshore, Ltd.

(6) Includes (a) 91,733,333 shares issuable upon conversion of Series A Preferred Stock, 87,272,727 shares (or 200% of the shares) issuable upon conversion of secured convertible notes, and 9,600,000 shares (or 200% of the shares) issuable upon exercise of warrants.

(7) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers and have voting and investment control over the shares offered by AJW Qualified Partners, LLC.

(8) Includes (a) 13,912,889 shares issuable upon conversion of Series A Preferred Stock, 13,236,364 shares (or 200% of the shares) issuable upon conversion of secured convertible notes, and 1,456,000 shares (or 200% of the shares) issuable upon exercise of warrants.

(9) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLP. First Street Manager II, LLP, of which Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by New Millennium Capital Partners II, LLC.

(10) Includes (a) 1,376,000 shares issuable upon conversion of Series A Preferred Stock, 1,309,091 shares (or 200% of the shares) issuable upon conversion of secured convertible notes, and 144,000 shares (or 200% of the shares) issuable upon exercise of warrants.

(11) Percentage owned after the offering is computed assuming only that shareholder converts its notes, preferred stock and exercises its warrants and resells the related securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may sell their shares of Common Stock short and redeliver our Common Stock to close out such short positions; however, the selling stockholders may not use shares of our Common Stock being registered in the registration statement of which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of the registration statement. As discussed above under “Risk Factors”, if the selling stockholders or others engage in short selling it may adversely affect the market price of our Common Stock.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In addition, the selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the selling stockholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the registration statement must be filed with the Securities and Exchange Commission.

The selling stockholders will be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

There is no current trading market for the shares of our Common Stock We anticipate that one or more market makers will seek to initiate quotations of our Common Stock on the OTC Bulletin Board (by filing a Form 211 with the NASD OTC Compliance Unit), if and when the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission. If and when we are eligible for quotation on the OTC Bulletin Board, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.  See “Risk Factors—Our Common Stock Has Never Been Traded And We Cannot Predict The Extent To Which A Trading Market Will Develop.”

Holders

There were 226 holders of record (excluding holders in street name) of our Common Stock as of March 31, 2008.

Dividends

We have never paid a cash dividend on our Common Stock and do not anticipate the payment of a cash dividend in the foreseeable future. We intend to reinvest in our business operations any funds that could be used to pay a cash dividend.

Shares Eligible for Future Sale

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of our secured convertible notes or Series A Preferred Stock, in the public market following this offering, the market price of our Common Stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Prior to this offering, there was no public market for our common stock. Upon completion of this offering, we will have outstanding an aggregate of 19,260,000 shares of our common stock, an additional 50,145,455 shares of our Common Stock will be issuable upon conversion of our convertible notes and an additional 518,986,667 shares will be issuable upon conversion of our Series A Preferred Stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

The remaining 569,132,121 shares of common stock will be "restricted securities," as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 promulgated under the Securities Act, which rules are summarized below.

Rule 144. In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 192,600 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan (the “2007 Plan”) was adopted by the Board of Directors and approved by our stockholders in May 2007. We have initially reserved 6,000,000 shares of Common Stock for issuance under the 2007 Plan.

Purpose. The primary purpose of the 2007 Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees.

Types of Incentives Under The 2007 Plan. Awards under the 2007 Plan may be made in the form of (i) incentive stock options (to our eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) performance shares; or (vi) any combination of the foregoing. No incentive stock options may be granted more than ten years after May 7, 2007.

Eligibility. Only our employees may receive incentive stock options. Any of our employees, officers, directors and consultants, except for instances where a consultant's services are in connection with the offer or sale of securities in a capital-raising transaction, or such services directly or indirectly promote or maintain a market for our securities, and subject to any other limitations as may be provided by the tax laws, securities laws, or our Board of Directors, may receive nonqualified stock options, restricted stock, stock awards, performance shares or any combination of the foregoing. In making determinations regarding eligibility to participate in the 2007 Plan, our Board of Directors may take into account the nature of the services rendered by such person, his or her present and potential contribution to our success, and such other factors as our Board of Directors, in its discretion, shall deem relevant. We currently have ten employees (including our officers and directors) who are eligible to participate in the 2007 Plan. We use various consultants, the approximate number of which we cannot determine, who will also be eligible to participate in the 2007 Plan. There are no other eligibility requirements such as length of service or full-time commitment to be eligible to participate in the 2007 Plan. It is not possible to determine the benefits or amounts that either will be received by or allocated to any particular person or group of people under the 2007 Plan or would have been received by or allocated to any particular person or group of people for 2006 if the 2007 Plan had been in effect.

Administration. Our Board of Directors or a committee appointed by our Board of Directors will, in its sole discretion, administer the 2007 Plan. A committee appointed by our Board of Directors must consist of not fewer than two members of the Board of Directors each of whom must qualify (at the time of appointment to the committee and during all periods of service on the committee) in all respects as a Non-Employee Director (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) and as an Outside Director (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code).

Determination of Exercise Price and Expiration Date of Options. Our Board of Directors, in its sole discretion, will determine the exercise price of any options granted under the 2007 Plan. The exercise price of an incentive stock option cannot be less than (i) 100% of the fair market value of the common stock on the date of grant or (ii) in the case of an incentive stock option granted to an individual who owns (or is deemed to own pursuant to Section 424(d) of the Internal Revenue Code), at the time of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock (a "10% Stockholder"), 110% of the fair market value of the common stock on the date of grant. The exercise price of a nonqualified stock option may be less than 100% of the fair market value of the common stock on the date of grant; provided, however, that the exercise price of each nonqualified stock option granted under the 2007 Plan cannot in any event be less than the par value per share of our common stock.

Our Board of Directors, in its sole discretion, will determine the expiration date of any options granted under the 2007 Plan; provided that with respect to an incentive stock option the expiration date must be within (i) ten years from the date of grant, or such shorter period as may be specified by our board of directors, or (ii) in the case of 10% Stockholder, five years from the date of grant.

Effect of Termination of Employment or Other Relationships. An incentive stock option will lapse and cease to be exercisable upon an employee's termination of service within such period following the termination as shall have been determined by our Board of Directors; provided that such period shall not exceed the period of time ending on the date three months following the termination, unless employment was terminated: (i) as a result of permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, in which event such period shall not exceed the period of time ending on the date twelve months following the termination; or (ii) as a result of death, or if death shall have occurred following termination (other than as a result of disability) and during the period that the incentive stock option was still exercisable, in which event such period may not exceed the period of time ending on the earlier of the date twelve months after the date of death. Such period following a termination of service or death shall in no event extend beyond the original period during which the incentive stock option was originally exercisable. A nonqualified stock option shall lapse and cease to be exercisable upon a termination of service or within such period following a termination of service as shall have been determined by our Board of Directors.

Transferability. Options awarded under the 2007 Plan generally are not transferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the recipient only by the recipient or the recipient's guardian or legal representative. In the event of the death of a recipient, any unexercised options may be exercised by the executor or personal representative of such recipient 's estate or by any person who acquired the right to exercise such options by bequest under the recipient's will or by inheritance.

Our Board of Directors, in its sole discretion, may at any time permit a recipient to transfer a nonqualified stock option for no consideration to or for the benefit of one or more members of the recipient 's Immediate Family (including, without limitation, to a trust for the benefit of the recipient and/or one or more members of such recipient 's Immediate Family or a corporation, partnership or limited liability company established and controlled by the recipient and/or one or more members of such recipient 's Immediate Family), subject to such limits as our board of directors may establish. For purposes of the 2007 Plan, the term "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and includes adoptive relationships.

Equitable Adjustments in the Event of Certain Changes in Our Common Stock. Our Board of Directors may appropriately adjust the total amount of shares with respect to which equity incentives are granted under the 2007 Plan and rights of outstanding grants (both as to the number of shares subject to the outstanding grants and the option price(s) or other purchase price(s) of such shares, as applicable) for any increase or decrease in the number of outstanding shares of our common stock resulting from payment of a stock dividend on our common stock, a stock split or subdivision or combination of shares of our common stock, or a reorganization or reclassification of our common stock, or any other change in the structure of shares of our common stock. Such adjustments and the manner of application of the foregoing provisions will be determined by our Board of Directors in its sole discretion. All adjustments made in respect of each incentive stock option shall be made so that such incentive stock option will continue to be an incentive stock option, as defined in Section 422 of the Internal Revenue Code.

Change of Control, Dissolution or Liquidation. Upon a change of control which includes us adopting a plan of merger or consolidation with any other corporation or association as a result of which the holders of our voting capital stock as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, approving an agreement providing for the sale or transfer (other than as security for our obligations) of substantially all our assets, or, in the absence of a prior expression of approval by our Board of Directors, upon any person (other than a person, or group including a person, who beneficially owns more than 5.0% of our voting capital stock) acquiring more than 20% of our voting capital stock, as provided in the 2007 Plan, all outstanding stock options will become immediately exercisable in full, all outstanding performance shares will be paid out as soon as practicable, and all outstanding shares of restricted stock with respect to which the restrictions have not lapsed will be deemed vested. Our Board of Directors is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to recipients and to us, with respect to an outstanding equity incentive awarded under the 2007 Plan in the event of a change of control or other similar event. Such action may include, but shall not be limited to, establishing, amending or waiving the form, terms, conditions and duration of such equity incentive, so as to provide for earlier, later, extended or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment, an accelerated release of restrictions or other modifications. Our Board of Directors may take such actions by adopting rules and regulations of general applicability to all recipients or to certain categories of recipients, by including, amending or waiving terms and conditions in an equity incentive, or by taking action with respect to individual recipients from time to time.

Upon our dissolution or liquidation, each equity incentive granted under the 2007 Plan and then outstanding will terminate; provided, however, that following the adoption of a plan of dissolution or liquidation, and in any event prior to the effective date of such dissolution or liquidation, each such outstanding equity incentive granted under the 2007 Plan will be exercisable in full and all restrictions shall lapse as provided in the 2007 Plan.

Amendment or Termination. Our Board of Directors at any time and from time to time may amend or terminate the 2007 Plan as may be necessary or desirable to implement or discontinue the 2007 Plan or any provision thereof. To the extent required by the Securities Exchange Act of 1934 or the Internal Revenue Code, however, no amendment, without approval by our stockholders, shall: (a) materially alter the group of persons eligible to participate in the 2007 Plan; (b) change the maximum aggregate number of shares of common stock that are available for issuance under the 2007 Plan; (c) alter the class of individuals eligible to receive an incentive stock option, increase the limit on value of shares first exercisable during with respect to any incentive stock option, or the value of shares of common stock for which an employee may be granted an incentive stock option.

Our Board of Directors or our stockholders may not amend or discontinue the 2007 Plan or any provision of the 2007 Plan so as to adversely affect (in the sole discretion of our Board of Directors) any equity incentive awarded under the 2007 Plan without the written consent of the recipient of such award; provided, however, that our Board of Directors retains the right and power to: (a) annul the grant of any equity incentive if the recipient is terminated for cause as determined by our Board of Directors; and (b) convert any outstanding incentive stock option to a nonqualified stock option.

Certain Federal Income Tax Consequences. THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE 2007 PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2007 PLAN AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE.

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Incentive Stock Options. No taxable income is recognized on grant of an incentive stock option or on its exercise (unless the participant is subject to the alternative minimum tax ("AMT"). If the participant holds the stock acquired upon exercise of an incentive stock option (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the participant disposes of ISO Shares prior to the expiration of either required holding period described above (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the participant.

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Alternative Minimum Tax. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($58,000 in case of a joint return, and $40,250 in the case of an unmarried person, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the incentive stock option, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

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Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

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Restricted Stock. A participant will not have taxable income upon grant unless he or she elects under Section 83(b) of the Internal Revenue Code to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares received minus any amount paid for the shares.

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Tax Effect on the Company. We generally will be entitled to a tax deduction in connection with an award under the 2007 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2007 Plan, setting limits on the number of shares subject to awards that any individual may receive in a calendar year, and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2007 Plan has been designed to permit our Board of Directors to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Information Regarding Forward-Looking Statements

Our Management’s Discussion and Analysis and Plan of Operations contains not only statements that are historical facts, but also statements that are forward-looking.

The forward-looking statements generally include our management's plans and objectives for future operations, including plans, objectives and expectations relating to our future economic performance, business prospects, revenues, working capital, liquidity, ability to obtain financing, generation of income and actions of secured parties not to foreclose on our assets. The forward-looking statements may also relate to our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements generally can be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimate," "continue," "anticipate" and similar words. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

•	anticipated trends in our financial condition and results of operations (including expected changes in our gross margin and selling, general and administrative expenses);

•	our ability to finance our working capital and other cash requirements;

•	our business strategy for organic and acquired growth; and

•	our ability to distinguish ourselves from our current and future competitors.

Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We provide a full range of services in the areas of network design and engineering, including hardware and software, security, project management and maintenance and support services for advanced communications networks. We provide these services to governmental and public safety agencies and medium to large commercial businesses, in the United States, in the communications, energy, financial services, education, healthcare, manufacturing, retail and transportation sectors.

Our objective is to grow our core business through a combination of internal and acquired growth. The key elements to our strategy are:

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Further penetrate markets in which we have existing customers. We have developed relationships with customers in selected markets, such as municipal and public safety. We are using our relationships with these customers and our knowledge of their needs to attract other potential customers in these markets. We intend to use this same approach to enter new markets.

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Exploit opportunities to sell additional products and services to our existing customers. We plan to focus our sales efforts toward our existing customers to expand the scope of the solutions we provide to them.

•	Enhance our sales and customer support infrastructure. We intend to continue making investments in our corporate infrastructure, including sales, marketing, implementation, and customer support.

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Acquire complementary businesses and technologies. We intend to build our revenue base and solutions by selectively acquiring complementary businesses and technologies. We target companies with the following characteristics: (1) an established market presence in their respective fields, (2) a loyal customer base that can be used to sell other products and services, and (3) products and services that provide recurring, predictable service and maintenance revenue streams.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change, or that we will succeed in achieving these goals individually or collectively.

On December 15, 2006, we acquired Solana Technologies, Inc. (“STI”). In the acquisition, we issued 60,000 shares of our Series A Preferred Stock to the shareholders of STI in exchange for all of STI’s common stock and experienced a change in voting control, senior management and the Board of Directors. As a result, the acquisition was accounted for as a reverse merger accompanied by a recapitalization in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Accounting for Business Combinations. STI was deemed to be the accounting acquirer and surviving company for accounting purposes. The accompanying consolidated financial statements are the historical financial statements of STI and reflect the results of operations of STI from September 18, 2006, the date of inception of STI through December 31, 2007.

STI provides network design, engineering, project management and maintenance and support services for advanced communications networks. The key employees of STI had operated a similar business, either on a standalone basis or as part of a larger company, since 1986, and have provided IT products and engineering services to over 1,200 companies during that time span. These employees joined STI in September of 2006 upon termination of their employment with their previous employer who was unable to meet payroll obligations or provide adequate working capital for their operation. Although STI had no customer contractual relationships at its inception, its key employees contacted prior client contacts and were able to generate immediate new contracts and revenue.

We have met our initial objective of establishing a customer base for STI. We believe STI is positioned for future growth as we focus on new opportunities with larger contract revenue potential, including wireless infrastructure projects with public safety and municipalities.

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We had an accumulated deficit of $1,757,701 at December 31, 2007 and have incurred losses since inception. Our management has taken various steps to revise our operating and financial plans. Management has also devoted considerable effort during the year ended December 31, 2007 towards management of liabilities and improvement of the Company's operations. Management believes these steps will be sufficient to provide the Company with the ability to continue its operations for the next twelve months.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The above factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the collectibility of receivables, the valuation of common and preferred stock, the valuation of derivative and warrant liabilities and the valuation allowance of the deferred tax asset. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consist of amounts billed to customers upon performance of services or delivery of goods and expenses incurred by the Company but not yet billed to customers for consulting services. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. The Company performs ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customers' current creditworthiness, as determined by its review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon its historical experience and any customer-specific collection issues that it has identified. The Company also reviews and considers subsequent cash receipts when reviewing the adequacy of the allowance for doubtful accounts. The allowance for doubtful accounts totaled $9,864 and $0 as of December 31, 2007 and 2006, respectively.

Beneficial Conversion Feature

The Company has debt with conversion options that provide for a rate of conversion that is below market value. This feature is normally characterized as a beneficial conversion feature ("BCF"), which is recorded by the Company pursuant to Emerging Issues Task Force (“EITF”) Issue No. 98-5 ("EITF 98-5"), Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments.

If a BCF exists, the Company records it as a debt discount. Debt discounts are amortized to interest expense over the life of the debt on a straight-line basis, which approximates the effective interest method.

Valuation of Derivative Financial Instruments

The Company’s derivative financial instruments consist of embedded derivatives related to the Callable Secured Convertible Term Notes (the “Notes”) entered into on December 15, 2006. These embedded derivatives include certain conversion features, variable interest features, call options and default provisions. The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, as a result of entering into the Notes, the Company is required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. As of December 31, 2007 and 2006, there were no non-employee options and warrants other than those issued in connection with the Notes. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. The derivatives are classified as long-term liabilities.

Revenue Recognition

The Company’s revenues consist primarily of network software/hardware products and professional consulting and training services. For these sales, the Company utilizes written contracts or purchase orders as the means to establish the terms and conditions upon which its products and services are sold to its end customers.

For sales of network hardware and software products, revenue is recognized in accordance with Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements, as revised by SAB 104. Accordingly, revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by the Company exist and collectibility of the receivable is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Revenues and costs of revenues from consulting or training contracts are recognized during the period in which the service is performed.

In accordance with EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation), revenues are reported net of sales taxes collected.

Issuance of Shares for Non-Cash Consideration

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Stock-Based Compensation

At December 31, 2007, the Company has one stock-based compensation plan.

Upon inception, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's consolidated statement of operations for the year ended December 31, 2007 included compensation expense for the share-based payment awards granted based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended December 31, 2007 of 0% was based on estimated future employee forfeitures.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2007.

Deferred Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007

Net Revenues

Net revenues totaled $2,739,995 for the year ended December 31, 2007. Hardware and software sales accounted for 52% of total revenues. Project management accounted for 25% of revenues and maintenance and support services accounted for the remaining 23% of revenues. Average monthly revenues for the year ended December 31, 2007 were down in comparison to the period from September 18, 2006 (inception) to December 31, 2006. This decrease can be attributed to the seasonality of the industry, whereby a larger proportion of customer spending is typically incurred in the second half of the year. Additionally, during the year ended December 31, 2007 management has put a greater focus on building its presence in municipal and public safety markets.

Cost of Revenues and Gross Profit

Cost of revenues totaled $2,047,431 for the year ended December 31, 2007. Cost of revenues were 75% of net revenues. Gross profit totaled $692,564 or 25% of net revenues. The improvement of margin compared to the margins realized during the 2006 period can be attributed to a change in sales mix whereby a larger proportion of revenues were generated from project management. Project management typically generates higher margins than our other revenue streams.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) totaled $1,261,047 for the year ended December 31, 2007. Included within SG&A is management fees to a related party, consulting fees, legal fees, audit fees, and other expenses incurred in the normal course of operations.

Change in fair value of derivative and warrant liabilities

The increase in the fair value of the derivative and warrant liabilities for the year ended December 31, 2007 totaled $117,575 due to the valuation performed at the end of the period.

Interest Expense, net

Interest expense, net totaled $300,046 for the year ended December 31, 2007. Interest expense included amortization of the debt discount of $249,997, amortization of debt issuance costs of $5,003 and interest accrued at the face rate of $45,000 plus $3,938 of default interest as the Company failed to make quarterly interest payments as scheduled in the note agreements. These amounts were partially offset by $10,734 of interest income from a note receivable from a related party.

Net Loss

As a result of the above, net loss was $987,015 for the year ended December 31, 2007, mainly as a result of selling, general and administrative expenses exceeding gross profit as well as the interest expense incurred and the increase in the fair value of the derivative and warrant liabilities.

RESULTS OF OPERATIONS FOR THE PERIOD FROM SEPTEMBER 18, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006

Net Revenues

Net revenues totaled $1,528,443 for the period ended December 31, 2006. Hardware and software sales accounted for 75% of total revenues. Maintenance and support services accounted for 20% of revenues and project management accounted for the remaining 5% of revenues.

Although STI had no customer contractual relationships at its inception, its key employees (who have been doing business in this industry since 1986, and have provided information technology products and engineering services to over 1,200 companies) contacted prior client contacts and were able to generate immediate new contracts and revenue.

Cost of Revenues and Gross Profit

Cost of revenues totaled $1,278,678 for the period ended December 31, 2006. Cost of revenues were 84% of net revenues. Gross profit totaled $249,765 or 16% of net revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) totaled $429,588 for the period ended December 31, 2006. Included within SG&A is management fees to a related party, consulting fees, legal fees, audit fees, and other expenses incurred in the normal course of operations.

Interest Expense, net

Interest expense, net totaled $590,863 for the period ended December 31, 2006. This amount primarily related to interest expense on the convertible notes totaling $587,795 for the period ended December 31, 2006. The convertible notes include certain features that are considered embedded derivative financial instruments, such as a variety of conversion options, a variable interest rate feature, events of default and a variable liquidated damages clause. The initial fair value assigned to the embedded derivatives was $1,324,777, which consisted of the fair values of the conversion-related derivatives of $1,175,945 and the fair value of the warrants of $148,832. The Company recorded the first $750,000 of fair value of the derivatives and warrants to debt discount (equal to the total proceeds received as of December 31, 2006), which will be amortized to interest expense over the term of the convertible notes. The remaining balance of $574,777 was recorded as interest expense for the period ended December 31, 2006. This charge to interest expense is a one-time charge and will not be reflected in future results of operations. In addition to the $574,777 of interest expense recorded as part of the derivative valuation described above, interest expense included amortization of the debt discount of $10,949, amortization of debt issuance costs of $219 and interest accrued at the face rate of $1,850.

Interest expense in future periods will include the amortization of debt discount (estimated to be $250,000 on an annual basis until fully amortized), amortization of debt issuance costs (estimated to be $5,000 on an annual basis until fully amortized), and interest accrued at the face rate (estimated to be $45,000 on an annual basis assuming the entire $750,000 convertible note is outstanding).

Net Loss

As a result of the above, net loss was $770,686 for the period ended December 31, 2006, mainly as a result of interest expense incurred, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred operating losses since our inception and have limited financial resources until such time that we are able to generate positive cash flow from operations. We had cash of $21,644 as of December 31, 2007.

Net cash used in operations totaled $400,443 for the period ended December 31, 2006. This was primarily due to a net loss of $770,686, offset by the non-cash portion of interest expense of $585,945, as described above in “Interest Expense, net.” Additional contributing factors were an increase in accounts receivable partially offset by an increase in accounts payable and accrued expenses.

Net cash used in operations totaled $172,913 for the year ended December 31, 2007. This was primarily due to a net loss of $987,015, offset by the non-cash expenses of change in fair value of derivative and warrant liabilities of $117,575, amortization of debt discount of $249,997, amortization of deferred financing costs of $5,003, stock compensation of $43,727, bad debt expense of $9,864 and the issuance of preferred stock for services of $29,238. Additional contributing factors were a decrease in accounts receivable partially offset by a decrease in accounts payable and accrued expenses.

Net cash used in investing activities totaled $48,000 for the period ended December 31, 2006 and related to the issuance of a note receivable to a related party. The Company identified the opportunity to invest in the note which bears interest at the greater of 8% or $150 per annum and matures on December 31, 2008. In the event of default, the interest rate may increase by 3% at the option of the Company. We believe that the terms of the note receivable are as or more favorable to us than equivalent investments.

Net cash used in investing activities totaled $92,000 for the year ended December 31, 2007 and related to the additional issuances of note receivables to a related party. We believe that the terms of the note receivable are as or more favorable to us than equivalent investments.

Net cash provided by financing activities totaled $735,000 for the period ended December 31, 2006. This is attributed to the $750,000 of proceeds from the sale of secured convertible notes and warrants to purchase shares of our Common Stock that occurred in December 2006. There were no cash flows from financing activities during the year ended December 30, 2007.

A former officer and director of the Company (prior to the transaction occurring), is the fund manager and has voting and investment control over the investing entities in the December 2006 note financing. Prior to the December 2006 financing, we were in default under the terms of prior financings with these investors. Because of these defaults and our limited operating history, we did not have any other viable sources of funding from third parties. Accordingly, we determined that obtaining additional financing from these existing investors was the most favorable option available to us. As part of the financing, the investors agreed to exchange our outstanding secured securities that were in default for newly issued shares of our Series A Preferred Stock and to waive all claims, defaults, interest, penalties, fees, charges or other obligations accrued or owed by us in connection with prior financings.

We received $750,000 in proceeds from the December 2006 note financing . We have used $276,500 of the proceeds to fund the operating losses and working capital requirements of our operating subsidiary, STI. We have used $157,500 to pay Monarch Bay Capital Group, LLC for corporate development, chief financial officer services, and other consulting services and $176,000 to pay Strands Management Company, LLC for financial management services, facilities and administrative services, business development services, creditor resolution services and other consulting services. Additionally, we invested $140,000 of the proceeds in an interest bearing note receivable from Strands Management Company, LLC. See “Certain Relationships and Related Transactions” within this prospectus for a further description of these related party transactions. As of December 31, 2007, the Company has utilized a substantial portion of the proceeds and currently does not have a material source of new capital.

We have historically lost money. As of December 31, 2007, we had an accumulated deficit of $1,757,701 and have incurred losses since inception. Our operating cash losses (net loss adjusted for non-cash expenses) for the year ended December 31, 2007 were approximately $496,000 or an average of $41,000 per month. Our operating cash losses for the quarter ended December 31, 2007 were approximately $40,000 per month. We have continued to experience this approximate rate of cash burn in the first quarter of 2008. If this historical trend continues, we would need approximately $480,000 of additional financing over the next twelve months to fund operations.

Our plan for 2008 forecasts that our operations (excluding debt service) will be cash flow break-even or positive over this period, based on increased sales, improved management of expenses and other operational improvements. However, to achieve cash-flow breakeven or profitability we will need to generate significant additional revenues to offset our cost of revenues and our selling, general and administrative expenses. We may not achieve or sustain our revenue or profit goals and may incur losses in the future. Changes such as increases in our pricing for solutions or the pricing of competing solutions may harm our ability to increase sales of our solutions to new and existing customers. If we are not able to expand our customer base and increase our revenue from new and existing customers, we may continue to be unprofitable and burn cash at or above historic rates.

We depend on relationships with entities controlled by David Walters for outsourced financial management, administrative, investment banking and other services. Accordingly, the success of the Company heavily depends upon our relationships with, and the performance of, these entities. Any failure of the Company to pay for such outsourced services could have a material adverse effect on our business and operations and cause us to expend significant resources in finding replacement providers. Management believes the Company will have sufficient liquidity to pay for such services over the next twelve months.

As of March 31, 2008, we had incurred approximately $750,000 in debt obligations. We are not in compliance with our obligation to pay interest when due on our secured convertible notes. As of March 31, 2008, we had failed to pay $58,192 in interest on the notes plus $5,979 in default interest. Our failure to comply with our obligations relating to these securities exposes us to demands for immediate repayment (at a premium to outstanding principal) as well as default interest by the security holders. See “Risk Factors--We Are Currently Not In Compliance With Our Obligations Under Our Secured Convertible Notes, And As A Result, The Note Holders May Declare The Securities Immediately Due And Payable, We May Be Required to Pay Default Interest And Amounts In Excess Of The Outstanding Amount Due Under the Notes, And We May Be Forced To Restructure, File For Bankruptcy, Sell Assets or Cease Operations.”

We do not currently have enough capital to pay current interest on or to repay any of our debt obligations. In addition, if we fail to meet our business plan forecasts, we may require additional capital to continue our business operations and pursue our business plan. We plan to explore alternatives to restructure or otherwise satisfy our obligations to our note holders. If our efforts to restructure or otherwise satisfy our obligations under the notes are unsuccessful, or if we otherwise require additional capital, we will attempt to obtain additional financing from existing investors as well as new third parties. However, there can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable.

If we require and are unsuccessful in obtaining additional capital upon terms that management deems sufficiently favorable, or at all, we may be forced to default on our debt obligations and to curtail or abandon our business plan, file for bankruptcy, sell assets or cease operations. A default could result in the liquidation of all or a portion of our assets, most likely at less than their market value. If we are forced to take any of these steps, any investment in our Common Stock may be worthless.

Over the longer term, we must successfully execute our plans to increase revenue and income streams that will generate significant positive cash flow if we are to sustain adequate liquidity without impairing growth or requiring the infusion of additional funds from external sources. Additionally, a major expansion, such as would occur with the acquisition of a major new subsidiary, might also require external financing that could include additional debt or capital. There can be no assurance that such additional financing, if required, will be available on acceptable terms, if at all.

DESCRIPTION OF BUSINESS

The Company

We provide a full range of services in the areas of network design and engineering, including hardware and software, security, project management and maintenance and support services for advanced communications networks. We provide these services to governmental and public safety agencies and medium to large commercial businesses, in the United States, in the communications, energy, financial services, education, healthcare, manufacturing, retail and transportation sectors.

Our objective is to grow our core business through a combination of internal and acquired growth. The key elements to our strategy are:

•
Further penetrate markets in which we have existing customers. We have developed relationships with customers in selected markets, such as municipal and public safety. We are using our relationships with these customers and our knowledge of their needs to attract other potential customers in these markets. We intend to use this same approach to enter new markets.

•
Exploit opportunities to sell additional products and services to our existing customers. We plan to focus our sales efforts toward our existing customers to expand the scope of the solutions we provide to them.

•	Enhance our sales and customer support infrastructure. We intend to continue making investments in our corporate infrastructure, including sales, marketing, implementation, and customer support.

•
Acquire complementary businesses and technologies. We intend to build our revenue base and solutions by selectively acquiring complementary businesses and technologies. We target companies with the following characteristics: (1) an established market presence in their respective fields, (2) a loyal customer base that can be used to sell other products and services, and (3) products and services that provide recurring, predictable service and maintenance revenue streams. We currently do not have any plans, proposals or arrangements concerning future acquisitions.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change, or that we will succeed in achieving these goals individually or collectively.

Company Background

We were originally incorporated in October 1996. We have changed business focus and discontinued our operations several times. Prior to our acquisition of Solana Technologies, Inc. in December 2006, we had no active operating business. In addition, we remained indebted under secured convertible notes that we issued to fund our prior operations. We were in default under the notes and related agreements for, among other reasons, failure to pay principal and interest when due and failure to register for resale the shares of Common Stock underlying the notes. As a result, we were subject to various claims from the investors for defaults, interest, penalties and other fees and charges.

In December, 2006, we acquired STI, a provider of network design, engineering, project management and maintenance and support services for advanced communications networks. The principal assets of STI we acquired in the acquisition were the skill sets of and customer relationships of its key employees. The key employees of STI had operated a similar business, either on a standalone basis or as part of a larger company, since 1986. These employees joined STI in September of 2006 upon termination of their employment with their previous employer who was unable to meet payroll obligations or provide adequate working capital for their operation.

The STI acquisition provided us with a new operating business. As a result of the STI acquisition, we were also able to obtain additional financing for our new operations and negotiate a resolution of the securities and related claims from our prior financings. We accomplished this resolution by exchanging the principal amount of outstanding secured convertible notes issued by us to the investors in the prior financings and other securities of the Company for 20,000 shares of our Series A Preferred Stock. In addition, the investors agreed to waive all claims, defaults, interest, penalties, fees, charges or other obligations accrued or owed by the Company to the investors in connection with the prior financing.

We are incorporated in Delaware and our principal executive offices are located at 30950 Rancho Viejo Rd #120, San Juan Capistrano, California 92675. Our telephone number is (949) 260-0150 and our fax number is (815) 301-8756. We currently do not have a corporate website.

Operations

Our principal operations consist of four major service offerings:

Network design offerings provide a full range of network and design implementation services including competitive procurement management. Firstly, we evaluate the network needs through a rigorous analysis of the client’s business, their current requirements and forecasted application needs. Secondly, we build a model (without selecting specific vendors) of the new environment based on the requirements analysis. Finally, the network design creates the specific implementation that meets the client’s requirements. We are able to deliver a detailed network design with a bill of materials, project plans and proceed to implement the plan.

Network engineering offerings enable clients to standardize and improve the way they manage the logistical life cycles of systems, products, and material assets, resulting in cost savings and increased productivity. They also provide acquisition support, prototype development and integration, software design and integration, systems life extension.

Project management offerings combine current systems with new technologies or integrate hardware and software from multiple sources to enhance operations and save time and money. Services include planning, designing, implementing and managing solutions that resolve specific technical or business needs.

Maintenance and support services offerings include solutions for total life cycle support of advanced communication networks. These offerings include planning and building voice, video and data networks; managing network communication infrastructures; operating network systems, including monitoring codes, traffic, security, and fault isolation and resolution; and assuring that information is secure from unauthorized interception and intrusion during its storage and transmission.

Major Markets and Activities

We operate in a highly competitive industry that includes many firms, some of which are larger in size and have greater financial resources than we do. We obtain much of our business on the basis of proposals submitted in response to requests from potential and current customers, who may also receive proposals from other firms. Additionally, we face indirect competition from in-house staff of our clients that perform services for themselves similar to those marketed by us. We know of no single competitor that is dominant in our fields of technology. We have a relatively small share of the available market for our products and services and intend to achieve growth and increasing market share in part by organic growth, and in part through strategic acquisitions.

Our customer base is located in the United States. It includes small to large commercial businesses as well as all levels of governmental agencies. The vertical markets we currently serve include Communications, Energy, Financial, Government, Education, Public Safety, Homeland Security, Healthcare, Manufacturing, Retail and Transportation.

Decisions regarding contract awards by our clients typically are based on assessment of the quality of past performance, responsiveness to proposal requirements, price, and other factors. We have the capability to combine comprehensive knowledge of client challenges with significant expertise in the design, integration, development and implementation of advanced information technology and communications solutions. This capability provides us with opportunities either to compete directly for, or to support other bidders in competition for, multi-million dollar and multi-year award contracts from our clients.

We have strategic business relationships with a number of companies associated with the information technology and advanced communications industry. These strategic partners have business objectives compatible with our own, and offer products and services that complement our own. We intend to continue development of these kinds of relationships wherever they support its growth objectives.

Much of our business is won through submission of formal competitive bids. Commercial bids are frequently negotiated as to terms and conditions for schedule, specifications, delivery and payment. With respect to bids for government work, however, in most cases the client specifies the terms and conditions and form of contract. In situations where the client-imposed contract type and/or terms appear to expose us to inappropriate risk, we may seek alternate arrangements or opt not to bid for the work. Many contracts with government entities permit the government client to terminate the contract at any time for the convenience of the government or for default by the contractor. As with other government contractors, our business is subject to government client funding decisions and actions that are beyond its control.

Sales and Marketing

We use a direct sales force, online marketing, reseller and distributor programs to market our products and services. The direct sales force consists of in-house business development personnel and account managers who market the products and services to senior business executives, information officers, information systems managers and others who make purchasing decisions.

Our direct sales force typically responds to proposals and makes presentations to potential clients. Our sales employees identify prospective clients through a variety of means, including sourcing of proposals, referrals from existing clients, industry consultants, and trade shows and seminars. Our sales cycle can vary significantly and typically ranges from one to twelve months from initial contact to contract execution.

We engage in traditional marketing techniques such as client referrals, trade shows, and personal sales calls to targeted clients. Relationships with our larger clients are maintained and fostered by at least one of our executive managers. We derive a large part of our business from repeat sales to our clients and look to continually expand product and service offerings with existing clients.

Government Regulation

Our principal products and services do not require any special government approval that is unique to us. We are subject to the same array of federal, state and local laws and regulations that affect other businesses in the information technology and service industry.

Our services are subject to various regulations set forth by the Federal Communications Commission that apply to the wireless communications industry generally. The Federal Communications Commission also controls several other aspects of the wireless industry that affect our ability to provide services.

We have not incurred any separately identifiable costs to comply with environmental laws.

Research & Development

We rely primarily on our internal team of engineers for research and development relating to our current and prospective products and services. Since our operations were recently acquired, we incurred no research and development expenses during the period ended December 31, 2006 or the year ended December 31, 2007.

Intellectual Property

We rely on a combination of trade secret, trademark and copyright laws, nondisclosure agreements and other contractual restrictions to protect our proprietary technology.

As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and corporate alliances and limit access to and distribution of our software, documentation and other proprietary information. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes our intellectual property or the intellectual property licensed to us by third parties, our business could be seriously harmed. Third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Furthermore, laws in some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Therefore, the measures we take to protect our proprietary rights may not be adequate.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our markets increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. Any of these results would increase our expenses and could decrease the functionality of our solutions, which would make our solutions less attractive to our current or potential customers. We have agreed in some of our agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

Competition

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. The results of these competitive pressures could cause our actual results to differ materially and adversely from those anticipated.

Employees

As of December 31, 2007, we had 8 employees. We have no collective bargaining agreements with any of our employees. We believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 30950 Rancho Viejo Rd #120, San Juan Capistrano, California 92675 in a shared office space with Strands Management Company, LLC (“Strands”). David Walters, our Chairman and Chief Executive Officer, is a managing member, and 50% owner, of Strands. We were not assessed any rental charges for the use of this space through April 2007. Effective May, 2007, Strands charges us a facilities and administrative fee of $2,000 per month for use of the space and related headquarters office support services. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.

In addition, STI currently occupies leased office space in located in Solana Beach, California.  We occupy approximately 4,000 square feet of floor space in this facility. This facility includes STI’s operations, marketing, research and development, sales and technical support personnel.  The lease requires monthly payments of $3,800 for this facility and extends through December 2008.

LEGAL PROCEEDINGS

We are subject to legal proceedings and claims that arise in the ordinary course of business. We do not believe that any claims other than those described above exist where the outcome of such matters would have a material adverse affect on our consolidated financial position, operating results or cash flows. However, there can be no assurance such legal proceedings will not have a material impact on future results.

MANAGEMENT

The following table sets forth as of March 31, 2008, the names and ages of our current directors and executive officers, and the principal offices and positions with our company held by each person.

Name	Age	Position	Since
David Walters	44	Chairman, Chief Executive Officer and Chief Financial Officer	December 2006
Thomas W. Friedberg	47	Director	April 2007
Kim McCaffrey	50	President of STI	November 2006

David Walters has been the Company's Chairman of the Board of Directors, Chief Executive Officer, and Chief Financial Officer since December 2006. Mr. Walters has served as Chairman and Chief Executive Officer of Bounce Mobile Systems, Inc., since July 2006. Since February 2000, he has served as a managing member of Monarch Bay Capital Group, LLC, a consulting company and since March 2006, as a managing member of Strands Management Company, LLC, also a consulting company. Since April 2006, he has served as a managing member of Monarch Bay Associates, LLC, a FINRA registered firm. Mr. Walters has extensive experience in investment management, corporate growth development strategies and capital markets. From October 1992 through July 2000, he served as executive vice president and managing director in charge of Capital Markets for Roth Capital (formerly Cruttenden Roth, "Roth"). As an equity partner and a key senior management member, he was instrumental in building the company's revenues from $7 million to $65 million. He managed the capital markets group and led over 100 financings (public and private), raising over $2 billion in growth capital. Mr. Walters sat on Roth's Board of Directors from 1994 through 2000. Previously, Mr. Walters has served as a vice president for both Drexel Burnham Lambert and Donaldson Lufkin and Jenrette in Los Angeles, and has run a private equity investment fund. Mr. Walters earned a B.S. in Bioengineering from the University of California, San Diego in 1985. Mr. Walters also serves as Chairman of the Board of Directors of Monarch Staffing, Inc. and Remote Dynamics, Inc. and a member of the Board of Directors of Precision Aerospace Components, Inc. As Mr. Walters serves as an executive officer and/or board member of several other companies and as a principal of a FINRA registered broker dealer and a corporate services consulting firm, we estimate that Mr. Walters will devote no more than 20-25 hours per month to activities for our Company.

Thomas W. Friedberg has been a member of our Board of Directors since April 2007. Since 2004, he has been President of Mineral King Partners, LLC (and its predecessor TWF Consulting), a strategic consulting firm that provides competitive benchmarking, competitive and strategic financial analysis, and valuation services. Previously, Mr. Friedberg advised various technology companies, automobile salvage processors, specialty financial institutions, and telecommunications service providers, with an emphasis on wireless providers, for more than twenty years at firms such as Hambrecht & Quist, Piper Jaffray, and Tucker Anthony Sutro, and as a partner at Genesis Merchant Group Securities. Mr. Friedberg also served as Director of Investor Relations and Strategic Financial Analysis at US WEST NewVector Group, US WEST’s former publicly traded cellular and paging subsidiary where he directed the financial aspects and analysis of all merger and acquisitions undertaken by the Company. Mr. Friedberg received his MBA from the Wharton School at the University of Pennsylvania and BA and BS degrees from Stanford University. From 1999 to 2007, Mr Friedbery served on the Governor’s Commission on Science and Technology for the State of Colorado at the appointment of Governor Bill Owens. Mr. Friedberg is a member of the Board of Directors of Systems Evolution, Inc., Monarch Staffing, Inc. and Remote Dynamics, Inc. Since March 2007, Mr. Friedberg has also been an independent FINRA-registered representative associated with Monarch Bay Associates, LLC.  MBA provides placement agent and other investment banking services to us.  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.  Mr. Friedberg does not perform any services related to MBA’s engagement by us and does not have any direct or indirect pecuniary interest in MBA’s engagement by us.

Kim McCaffrey has been the President of STI since November 2006. Mr. McCaffrey has 25 years of industry experience and was president of BluBat, Inc. from 1993 until its acquisition by DataLogic in November, 2005. Prior to that, Mr. McCaffrey was Vice President of Worldwide Sales for Simpact Associates, a company specializing in proprietary data communications. Before that, Mr. McCaffrey was National Sales Manager for System Industries, a public company specializing in networked storage. He also founded Puroptix, a local broadband company that provides turnkey fiber to the home solutions to service providers wishing to offer increased bandwidth to their customer base. Mr. McCaffrey serves on the board of directors of three companies and received his BA in Psychology and BS in Business Administration from Chico State University

All Directors of the Company hold office until the next annual meeting of the stockholders, or until their successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office at the pleasure of the Board.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows for the year ended December 31, 2007 and the period ended December 31, 2006 certain compensation awarded or paid to, or earned by, the following persons (collectively, the "Named Executive Officers"):

•	David Walters, our Chairman, Chief Executive Officer and Chief Financial Officer;

•	Kim McCaffrey, the President of STI

Other than the Named Executive Officers, no executive officer who was serving in such capacity at the end of 2007 earned more than $100,000 in salary and bonus for 2007.

SUMMARY COMPENSATION TABLE (1)

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($)	All Other Compensation (4)	Total
David Walters (2)	2007	$-	$-	$14,619	$-	$173,250	$187,869
Chairman, Chief	2006	$-	$-	$-	$-	$77,500	$77,500
Executive Officer and
Chief Financial Officer

Kim McCaffrey (3)	2007	$120,000	$-	$-	$30,608	$-	$150,608
President of STI	2006	$32,308	$-	$-	$-	$-	$32,308

(1) Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(2) David Walters became Chairman, Chief Executive Officer and Chief Financial Officer of the Company effective December 15, 2006.

(3) Kim McCaffrey became President of STI effective November 1, 2006. Mr. McCaffrey is paid a base salary of $120,000 and (together with other members of our senior management) will receive a quarterly bonus equal to 20-24% of STI’s earnings before interest, taxes, depreciation and amortization.  Mr. McCaffrey will determine the allocation of the quarterly bonus among Mr. McCaffrey and the other members of STI’s senior management.   In addition, during 2007 we granted to Mr. McCaffrey an option to purchase 2,080,400 shares of our Common Stock at an exercise price of $0.025 per share. The option vested 40% upon grant, and thereafter equally per quarter over the next succeeding six quarters as long as Mr. McCaffrey continues to be employed by the Company.

(4) On October 1, 2006, the Company entered into an agreement with Monarch Bay Capital Group (“MBCG”), beneficially owned by David Walters, for corporate development and chief financial officer services at the rate of $20,000 per month plus reimbursement of certain out-of-pocket expenses. The Company incurred $60,000 under the terms of the agreement for the period ended December 31, 2006, of which $20,000 was payable as of December 31, 2006. In December 2006, the Company also paid MBCG a consulting fee of $17,500 for additional consulting services outside the scope of the agreement. The Company incurred $80,000 under the terms of the MBCG agreement for the year ended December 31, 2007. No amounts were outstanding as of December 31, 2007. On May 1, 2007, the Company entered into a Support Services Agreement with Strands. David Walters is a managing member and 50% owner of Strands. As a retainer for the services provided by Strands under the Support Services Agreement, the Company issued to Strands 5,000 shares of its Series A Preferred Stock. The Company will also pay to Strands monthly cash fees of $22,000 for the services. The Company incurred $176,000 under the terms of the agreement for the year ended December 31, 2007. No amounts were outstanding under this agreement as of December 31, 2007. On May 1, 2007, the Company entered into a Placement Agent and Advisory Services Agreement with Monarch Bay Associates, LLC. MBA is a FINRA firm. David Walters, our Chairman and Chief Executive Officer, is a managing member and 50% owner of MBA. As a retainer for the services provided by MBA under the Placement Agent and Advisory Services Agreement, the Company issued to MBA 5,000 shares of its Series A Preferred Stock. In July, October, and December 2007, we entered into quarterly engagement agreements with Strands to perform valuation services on the embedded derivative features within the convertible notes. We incurred $10,500 for the services performed under this agreement during the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date
Kim McCaffrey (1) President of STI	1,248,240	832,160	$0.025	May 9, 2012

(1)
During 2007 we granted to Mr. McCaffrey an option to purchase 2,080,400 shares of our Common Stock at an exercise price of $0.025 per share. The option vested 40% upon grant, and thereafter equally per quarter over the next succeeding six quarters as long as Mr. McCaffrey continues to be employed by the Company.

Compensation of Directors

DIRECTOR COMPENSATION

	Fees Earned or	All Other
Name	Paid in Cash ($)	Compensation ($)	Total ($)
Thomas W. Friedberg (1) Director	$7,060	$ ‐	$7,060

(1)
Thomas W. Friedberg has been a member of our Board of Directors since April 2007. We pay cash compensation of $2,500 per quarter to our outside director. Board of Directors fees earned during 2007 totaled $7,060 of which $4,560 was paid as of December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2006, we issued 60,000 shares of our Series A Preferred Stock to Monarch Bay Capital Group, LLC (“MBCG”), beneficially owned by David Walters, our Chairman, Chief Executive Officer and Chief Financial Officer, in connection with our acquisition of STI. The terms of the transaction were determined by negotiation between MBCG and us. Mr. Walters was not an executive officer of our Company or a member of our board of directors at the time the terms of transaction were negotiated.

In December 2006, we issued (i) an aggregate of $750,000 principal amount of secured convertible notes that, as of March 31, 2008, could be converted into approximately 54,545,455 shares of Common Stock at $0.01375 per share; and (ii) Warrants to purchase 6,000,000 shares of Common Stock at $0.03 per share to AJW Partners, LLC , AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The purchase price for the securities was $750,000 paid in full at closing. Corey S. Ribotsky, a former officer and director of the Company (prior to the transaction occurring), is the fund manager and has voting and investment control over the shares offered by the investing entities. We believe that the terms of the transaction were as or more favorable to the Company than could have been obtained from an unrelated third party.

On September 20, 2006, we entered into a revolving note payable to BounceGPS, Inc. (“Bounce”) to provide us with working capital in amounts up to $500,000 through December 31, 2008. David Walters is the chairman and chief executive officer of Bounce Mobile Systems, Inc. (“BMSI”), the parent company of Bounce, and beneficially owns a majority of the outstanding common stock of BMSI. The note paid interest at the greater of 10% per annum or $150. During the period ended December 31, 2006, we borrowed an aggregate of $183,975, which was repaid in full prior to December 31, 2006. Interest expense on the note was $1,147 for the period ended December 31, 2006. As of December 31, 2006, accrued interest payable on the note was $1,147 and is included in accrued expenses in the accompanying consolidated balance sheet. In May 2007, the accrued interest payable was repaid in full and the agreement was terminated by mutual consent. We believe that the terms of the note payable were as or more favorable to the Company than could have been obtained from an unrelated third party.

On December 1, 2006, we entered into a note payable to Strands Management Company, LLC (the “Strands note”) in the amount of $335,000, due on January 31, 2007. David Walters, our Chairman and Chief Executive Officer, is a managing member and 50% owner of Strands. The Strands note paid interest at the rate of 10% per annum. During the period ended December 31, 2006, we borrowed $335,000 on the Strands note, which was repaid in full prior to December 31, 2006. Interest expense on the Strands note was $879 for the period ended December 31, 2006. As of December 31, 2006, accrued interest payable on the Strands note was $879 and is included in accrued expenses in the accompanying consolidated balance sheet. The outstanding accrued interest was repaid in full in May 2007. We believe that the terms of the note payable were as or more favorable to the Company than could have been obtained from an unrelated third party.

On October 1, 2006, we entered into an agreement with MBCG for corporate development and chief financial officer services at the rate of $20,000 per month plus reimbursement of certain out-of-pocket expenses. We incurred $60,000 under the terms of the agreement for the period ended December 31, 2006, of which $20,000 was payable as of December 31, 2006. In December 2006, we also paid MBCG a consulting fee of $17,500 for additional consulting services outside the scope of the agreement. We believe that the cost of obtaining services from MBCG under the agreement was less than the cost of our maintaining internal resources to perform such services. Nonetheless, on May 1, 2007, this agreement was terminated by mutual consent and we entered into an alternative arrangement with Strands (described below). We incurred $80,000 under the terms of the agreement for the year ended December 31, 2007. No amounts were outstanding as of December 31, 2007.

In December, 2006, Drug Consultants, Inc. (“DCI”) made two payments totaling $33,502 to vendors on behalf of the Company. At the time of payments, David Walters was Chairman and Chief Financial Officer of the parent company of DCI. The amounts were non-interest bearing and were repaid in full by the Company to DCI in December 2006. We believe that the terms of the transaction were as or more favorable to the Company than could have been obtained from an unrelated third party.

On February 1, 2007, we entered into an agreement with Strands for corporate development strategy and execution services and for chief financial officer services. Under the agreement with Strands, we agreed to pay to Strands a fee of 5% of our total revenue from any product development relationship, licensing relationship, distribution relationship or any other similar transaction or relationship involving the Company and a partner or customer introduced by Strands. We believe that the cost of obtaining services from Strands under the agreement was less than the cost of our maintaining internal resources to perform such services. On May 1, 2007, this agreement was terminated by mutual consent and we entered into an alternative arrangement with Strands (described below). No amounts were incurred or paid under this agreement during the year ended December 31, 2007.

The Company has a revolving note receivable from Strands. The note receivable is intended to provide working capital to Strands, as needed, in amounts up to $500,000. The note bears interest at the greater of 8% or $150 per annum and matures on December 31, 2008. In the event of default, the interest rate may increase by 3% at the option of the Company. The balance of the note receivable as of December 31, 2007 was $150,884, including accrued interest receivable of $10,884. Interest income on the note receivable was $10,734 for the year ended December 31, 2007. We believe that the terms of the note receivable are as or more favorable to us than equivalent investments.

Effective May 1, 2007, we instituted policies of (a) requiring approval for all transactions with related persons by a majority of the disinterested members of our Board of Directors and (b) prohibiting any investment in or loan to a related party by the Company.

On May 1, 2007, we entered into a Support Services Agreement with Strands. Under the Support Services Agreement, Strands will provide us with financial management services, facilities and administrative services, business development services, creditor resolution services and other services as agreed by the parties. As a retainer for the services provided by Strands under the Support Services Agreement, we issued to Strands 5,000 shares of our Series A Preferred Stock. We will also pay to Strands monthly cash fees of $22,000 for the services. In addition, Strands will receive fees equal to (a) 6% of the revenue generated from any business development transaction with a customer or partner introduced to the Company by Strands and (b) 20% of the savings to the Company from any creditor debt reduction resolved by Strands on our behalf. The initial term of the Support Services Agreement expires May 1, 2008. We incurred $176,000 under the terms of the agreement for the year ended December 31, 2007. No amounts were outstanding under this agreement as of December 31, 2007. We believe that the cost of obtaining services from Strands under the agreement is less than the cost of our maintaining internal resources to perform such services. The terms of the Support Services Agreement were approved by the sole disinterested member of our Board of Directors.

On May 1, 2007, we entered into a Placement Agent and Advisory Services Agreement with Monarch Bay Associates, LLC. MBA is a FINRA firm. David Walters, our Chairman and Chief Executive Officer, is a managing member and 50% owner of MBA. Under the agreement, MBA will act as our placement agent on an exclusive basis with respect to private placements of our capital stock and as our exclusive advisor with respect to acquisitions, mergers, joint ventures and similar transactions. As a retainer for the services provided by MBA under the Placement Agent and Advisory Services Agreement, we issued to MBA 5,000 shares of our Series A Preferred Stock. In addition, MBA will receive fees equal to (a) 9% of the gross proceed raised by us in any private placement (plus warrants to purchase 9% of the number of shares of common stock issued or issuable by us in connection with the private placement) and (b) 3% of the total consideration paid or received by us or stockholders in an acquisition, merger, joint venture or similar transaction. The initial term of the Placement Agent and Advisory Services Agreement expires May 1, 2008. No amounts were incurred under the terms of the agreement during the year ended December 31, 2007. We believe that the terms of the agreement are as or more favorable to the Company than could have been obtained from an unrelated third party. The terms of the agreement were approved by the sole disinterested member of our Board of Directors.

In July, October, and December 2007, we entered into quarterly engagement agreements with Strands to perform valuation services on the embedded derivative features within the convertible notes. We incurred $10,500 for the services performed under this agreement during the year ended December 31, 2007. Amounts outstanding under these agreements totaled $7,000 as of December 31, 2007. We believe that the terms of the agreement are as or more favorable to the Company than could have been obtained from an unrelated third party. The terms of the agreement were approved by the sole disinterested member of our Board of Directors.

On December 28, 2007, the Company borrowed $29,000 from Service Advantage International, Inc. (SAI) for working capital purposes. Keith Moore beneficially owns 49.5% of SAI. The Company incurred interest at the rate of 14.25% per annum. Interest expense on this loan was $34 for the year ended December 31, 2007. As of December 31, 2007, accrued interest payable on the loan was $34 and is included in accrued expenses in the accompanying consolidated balance sheet. The outstanding balance and accrued interest was repaid in full on February 28, 2008.

We have entered into an indemnification agreement with David Walters. We will indemnify him to the fullest extent permitted by law if he becomes a party to or witness or other participant in, or are threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim by reason of (or arising in part out of) any event or occurrence related to the fact that he is or was a director, officer, employee, agent or fiduciary of ours, or any subsidiary of ours, or he is or was serving at our request as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on his part while serving in such capacity against any and all expenses, judgments, fines, penalties and amounts paid in settlement and any federal, state, local or foreign taxes imposed on him as a result of the actual or deemed receipt of any indemnification payments made by us to or on his behalf. We are entitled to reimbursement of any advance indemnification payments that we make to or on his behalf if, when and to the extent that a disinterested director, group of disinterested directors or independent legal counsel determines that he would not be permitted to be so indemnified under applicable law. We are not obligated to indemnify him for the following:

•	Acts, omissions or transactions for which he is prohibited from receiving indemnification under applicable law.

•
Claims initiated or brought voluntarily by him and not by way of defense, except for claims brought to establish or enforce a right to indemnification or in specific cases if our Board of Directors has approved the initiation or bringing of such claim, or as otherwise required under the Delaware General Corporation Law, regardless of whether he ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

•
Any proceeding instituted by him to enforce or interpret his indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by him in such proceeding was not made in good faith or was frivolous.

•	Violations of Section 16(b) of the Exchange Act or any similar successor statute.

We believe that the terms of the indemnification agreement are reasonable and customary for executive officers and board of director members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2008, with respect to the beneficial ownership of our Common Stock and our Series A Preferred Stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of each class of equity:

	Beneficial Ownership Number of Shares (1)
Name and Address of Beneficial Owner	Common Stock	Series A Preferred Stock		Total	Percent of Total
Monarch Bay Capital Group	-	344,000,000	(2)	344,000,000	64.4%
30950 Rancho Viejo Rd. #120
San Juan Capistrano, CA 92675

David Walters	-	399,733,333	(3)	399,733,333	74.9%
30950 Rancho Viejo Rd. #120
San Juan Capistrano, CA 92675

Keith Moore	-	55,733,333	(4)	55,733,333	10.4%
30950 Rancho Viejo Rd. #120
San Juan Capistrano, CA 92675

Thomas W. Friedberg	-	-		-	-
30950 Rancho Viejo Rd. #120
San Juan Capistrano, CA 92675

All executive officers and
directors as a group
(2 persons)	-	399,733,333	(2)	399,733,333	74.9%

(1)
The number of shares of Common Stock owned are those "beneficially owned" as determined under the rules of the Securities and Exchange Commission, including any shares of Common Stock as to which a person has sole or shared voting or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. Shares of Common Stock subject to an option or warrant currently exercisable, or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant, but are not deemed outstanding for computing the percentage of any other person. As of March 31, 2008 there were outstanding (a) 14,860,000 shares of our Common Stock and (b) 90,800 shares of our Series A Preferred Stock that are currently convertible into 518,986,667 shares of our Common Stock.

(2)
Represents shares of our Common Stock held by Monarch Bay Capital Group, LLC. David Walters owns 100% of the ownership interests in, is the managing member of, and has sole voting and investment control over the shares owned by, Monarch Bay Capital Group, LLC.

(3)
Represents shares of our Common Stock held by Monarch Bay Capital Group, LLC, Strands Management Company, LLC and Monarch Bay Associates, LLC. David Walters owns 100% of the ownership interests in, is the managing member of, and has sole voting and investment control over the shares owned by, Monarch Bay Capital Group, LLC. Mr. Walters is a managing member and owns 50% of the interests of each of Strands Management Company, LLC and Monarch Bay Associates, LLC. Mr. Walters shares voting and investment control over the shares held by these entities with Keith Moore and, accordingly, he is reflected as a beneficial owner of all of the shares held by Strands Management Company, LLC and Monarch Bay Associates, LLC.

(4)
Represents shares of our Common Stock held by Strands Management Company, LLC and Monarch Bay Associates, LLC. Keith Moore is a managing member and owns 50% of the interests of each of the foregoing entities. Mr. Moore shares voting and investment control over the shares held by these entities with David Walters and, accordingly, he is reflected as a beneficial owner of all of the shares held by these entities

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Common Stock, $.001 par value per share. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Preferred Stock, $.001 par value per share. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by our board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

We have designated and authorized 100,000 shares of Series A Preferred Stock, of which 90,800 shares were outstanding as of March 31, 2008. The terms of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, the most significant of which are as follows:

Dividends. Holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends in an amount equal to $6.00 per share per annum when and if declared by our board of directors.

Liquidation Preference. The Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and amounts upon any liquidation, dissolution or winding up of the Company. The liquidation preference of the Series A Preferred Stock is $100 per share.

Redemption. The Series A Preferred Stock is not redeemable.

Conversion. Each holder of Series A Preferred Stock has the right to convert its shares of Series A Preferred Stock into a number of shares of our Common Stock determined by dividing (i) the sum of Liquidation Preference of such share of Series A Preferred Stock, plus any accrued but unpaid dividend thereon, by (ii) the lower of (x) $0.025 or (y) 75% of the average of the three lowest intraday trading prices for the Common Stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the Series A Preferred Stock may be converted.

The conversion price is proportionately increased or decreased in the event of a reverse stock split or forward stock split, respectively. The conversion price is also adjusted in the event the Company effects a consolidation, merger or sale of substantially all its assets (which may also be treated as an event of default) or if the Company declares or makes any distribution of its assets (including cash) to holders of its Common Stock.

The Series A Preferred Stock contains a provision whereby no holder is able to convert any shares of Series A Preferred Stock into shares of our Common Stock, if such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of Common Stock. This provision has been waived by Monarch Bay Capital Group, LLC.

Voting Rights. In addition to any voting rights provided by law, each holder of Series A Preferred Stock has the right to vote on all matters before the common stockholders on an as-converted basis voting together with the common stockholders as a single class.

Protective Provisions. So long as 50% of the issued Series A Preferred Stock are outstanding, we are not permitted to take any of the following corporate actions without first obtaining the approval of the majority holders of Series A Preferred Stock:

•
alter or change the rights, preferences or privileges of the Series A Preferred Stock, whether by merger, consolidation or otherwise, where such alteration or change would adversely affect the Series A Preferred Stock;

•	increase or decrease the total number of authorized shares of Common Stock or Preferred Stock;

•	redeem, repurchase or pay dividends with respect to any shares of stock junior to the Series A Preferred Stock;

•
sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of our voting power of the corporation is disposed of, other than (i) a merger effected exclusively for the purpose of changing the domicile of the corporation) or (ii) a transaction in which the holders of Series A Preferred Stock will receive consideration per share of Series A Preferred Stock of no less than their liquidation preference plus accrued and unpaid dividends, and such consideration is in the form of cash or listed and registered securities;

•	authorize a voluntary dissolution, liquidation or winding up of the Company; or

•
authorize or issue any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series A Preferred Stock with respect to voting, dividends or upon liquidation.

We currently have no plans to issue any additional shares of Preferred Stock.

Options

Under our 2007 Stock Incentive Plan, we may award up to 6,000,000 shares of our Common Stock in the form of (i) incentive stock options, (ii) nonqualified stock options, (iii) restricted stock, (iv) stock awards, (v) performance shares; or (vi) any combination of the foregoing. Our 2007 Stock Incentive Plan has been approved by the Company Board of Directors and stockholders. As of December 31, 2007, there were 2,972,000 outstanding options to purchase shares of our Common Stock.

Convertible Notes and Warrants

On December 15, 2006, we entered into a securities purchase agreement with four accredited investors, and sold (a) secured convertible notes having an aggregate principal amount of $750,000, a 6% annual interest rate (payable quarterly), and a term of three years and (b) warrants to purchase up to an aggregate of 6,000,000 shares of our Common Stock at $0.03 per share. The purchase price for the securities was $750,000 paid in full at closing. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC subscribed for 6.7%, 12.1%, 80.0% and 1.2%, respectively, of the total offering.

In connection with the December 2006 securities purchase agreement, the Company agreed to exchange the principal amount of outstanding secured convertible notes issued by the Company to the investors in a prior financing and other securities of the Company for 20,000 shares of our Series A Preferred Stock in consideration of the investors agreeing to waive all claims, defaults interest, penalties, fees, charges or other obligations accrued or owed by the Company to the investors in connection with the prior financing.

In connection with the December 2006 securities purchase agreement, we entered into a security agreement, whereby we granted the investors a continuing, first priority security interest in the Company's general assets including all of the Company’s:

•
Goods, including without limitations, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated;

•	Inventory (except that the proceeds of inventory and accounts receivable;

•
Contract rights and general intangibles, including, without limitation, all partnership interests, stock or other securities, licenses, distribution and other agreements, computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, deposit accounts, and income tax refunds;

•
Receivables including all insurance proceeds, and rights to refunds or indemnification whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each receivable, including any right of stoppage in transit; and

•
Documents, instruments and chattel paper, files, records, books of account, business papers, computer programs and the products and proceeds of all of the foregoing and the Company's intellectual property .

Additionally, we entered into an intellectual property security agreement with the investors, whereby we granted them a security interest in all of the Company’s software programs, including source code and data files, then owned or thereafter acquired, all computers and electronic processing hardware, all related documentation, and all rights with respect to any copyrights, copyright licenses, intellectual property, patents, patent licenses, trademarks, trademark licenses or trade secrets.

Additional material terms of the December 2006 securities purchase agreement, the secured convertible notes and the warrants are described below:

Conversion and Conversion Price

The secured convertible notes are convertible into our Common Stock, at the selling stockholders' option, at the lower of (i) $0.025 or (ii) 55% of the average of the three lowest intraday trading prices for the Common Stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted.

The conversion price is adjusted after major announcements by the Company. In the event the Company makes a public announcement that the Company intends to consolidate or merge with any other corporation (other than a merger in which the Company is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Company or any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the Company’s Common Stock (or any other takeover scheme) then the conversion price will be equal to the lower of the conversion price that would be effect on the date the announcement is made or the current conversion price at the time the secured convertible note holders wish to convert.

The secured convertible notes also have price protective provisions, whereby the conversion price shall be adjusted in the event that the Company issues or sells any shares of Common Stock for no consideration or consideration less than the average of the last reported sale prices for the shares of the Common Stock for the five trading days immediately preceding such date of issuance or sale. The conversion price is also proportionately increased or decreased in the event of a reverse stock split or forward stock split, respectively. The conversion price is also adjusted in the event the Company effects a consolidation, merger or sale of substantially all its assets (which may also be treated as an event of default) or if the Company declares or makes any distribution of its assets (including cash) to holders of its Common Stock, as provided in the secured convertible notes.

If a selling stockholder gives the Company a notice of conversion relating to the secured convertible notes and the Company is unable to issue such selling stockholder the shares of Common Stock underlying the secured convertible note within five days from the date of receipt of such notice, the Company is obligated to pay the selling stockholder $2,000 for each day that the Company is unable to deliver such Common Stock underlying the secured convertible note.

The secured convertible notes contain a provision whereby no selling stockholder is able to convert any part of the notes into shares of the Company’s Common Stock, if such conversion would result in beneficial ownership by the selling stockholder and its affiliates of more than 4.99% of the Company’s then outstanding shares of Common Stock.

In addition, we have the right under certain circumstances described below under “Company Call Option and Prepayment Rights” to prevent the selling stockholders from exercising their conversion rights during any month after a month in which we have exercised certain prepayment rights.

Company Call Option and Prepayment Rights

Each secured convertible note contains a call option in favor of the Company, whereby as long as no event of default under the note has occurred, the Company has a sufficient number of authorized shares reserved for issuance upon full conversion of the secured convertible notes and our Common Stock is trading at or below $0.025 per share (subject to adjustment in the secured convertible note), the Company has the right to prepay all or a portion of the note. The prepayment amount is equal to the total amount of principal and accrued interest outstanding under the note, and any other amounts which may be due to the selling stockholders, multiplied by 120% (for prepayments occurring within one year of the issue date), or (iii) 130% (for prepayments occurring after one year following the issue date).

In the event that the average daily trading price of our Common Stock for each day of any month is below $0.025, the Company may at its option prepay a portion of the outstanding principal amount of the secured convertible notes equal to 102% of the principal amount thereof divided by thirty-six plus one month's interest on the secured convertible notes, or the amount of the remaining principal and interest, whichever is less. No selling stockholder is entitled to convert any portion of the secured convertible notes during any month after the month on which the Company exercises this prepayment option.

Events of Default

Upon an event of default under the secured convertible notes, and in the event the selling stockholders give the Company a written notice of default, an amount equal to 130% of the amount of the outstanding secured convertible notes and interest thereon shall become immediately due and payable or another amount as otherwise provided in the notes. Events of default under the secured convertible notes include the following:

•	failure to pay any amount of principal or interest on the notes;

•	failure to issue shares to the selling stockholders upon conversion of the notes, and such failure continues for ten days after notification by the selling stockholders;

•
failure to obtain effectiveness of the registration statement covering the resale of the shares of common stock issuable upon conversion of the secured convertible notes and exercise of the warrants on or before June 30, 2008, or an effective registration statement covering such shares ceases to be effective for any ten consecutive days or any twenty days in any twelve month period;

•	breaches by the Company of any of the convents contained in the notes;

•	breaches by the Company of any representations and warranties made in the December 2006 securities purchase agreement or any related document;

•	appointment by the Company of a receiver or trustee or makes an assignment for the benefit of creditors;

•	filing of any judgment against the Company for more than $50,000; or

•	bringing of bankruptcy proceedings against the Company and such proceedings are not stayed within sixty days of such proceedings being brought; or

•	failure to maintain quotation or listing of the Common Stock from the Pink Sheets or equivalent replacement exchange.

We are currently not in compliance with our obligation to pay interest when due on our secured convertible notes. As of March 31, 2008, we had failed to pay $58,192 in interest on the notes plus $5,979 in default interest. Our failure to comply with our obligations relating to these securities exposes us to demands for immediate repayment (at a premium to outstanding principal) as well as default interest and liquidated damages claims by the security holders. See “Risk Factors--We Are Currently Not In Compliance With Our Obligations Under Our Secured Convertible Notes, And As A Result, The Note Holders May Declare The Securities Immediately Due And Payable, We May Be Required to Pay Default Interest And Amounts In Excess Of The Outstanding Amount Due Under the Notes, And We May Be Forced To Restructure, File For Bankruptcy, Sell Assets or Cease Operations.”

Restrictions on Future Issuance of Our Securities

In the December 2006 securities purchase agreement, we agreed that, without the consent of the selling stockholders, we would not obtain additional equity financing (including debt financing with an equity component) that involves (i) the issuance of our Common Stock at a discount to the market price of the Common Stock on the date of issuance (taking into account the value of any warrants or options to acquire our Common Stock issued in connection therewith) or (ii) the issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock or (iii) the issuance of warrants during a “lock-up” period that lasts until 180 days following the date that the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission (plus any days in which sales cannot be made thereunder). In addition, for an additional two-year period following expiration of the “lock-up” period, we granted the selling stockholders a right to purchase any securities we propose to issue in an equity financing (including debt with an equity component). The foregoing limitations do not apply to securities issued in connection with certain underwritten public offerings, merger and acquisition activities or compensatory arrangements.

Stock Purchase Warrants

The warrants expire seven years from their date of issuance. The warrants include anti-dilution rights, whereby the exercise price of the warrants shall be adjusted in the event that the Company issues or sells any shares of the Company's Common Stock for no consideration or consideration less than the average of the last reported sale prices for the shares of the Company's Common Stock for the five trading days immediately preceding such date of issuance or sale. The exercise price of the warrants are also proportionately increased or decreased in the event of a reverse stock split or forward stock split, respectively. The exercise price is also adjusted pursuant to the warrants in the event the Company effects a consolidation, merger or sale of substantially all of its assets and/or if the Company declares or makes any distribution of its assets (including cash) to holders of its common stock as a partial liquidating dividend, as provided in the warrants.

The warrants also contain a cashless exercise, whereby if a registration statement covering the warrants is not effective, the selling stockholders may convert the warrants into shares of the Company's restricted Common Stock. In the event of a cashless exercise under the warrants, in lieu of paying the exercise price in cash, the selling stockholders can surrender the warrant for the number of shares of Common Stock determined by multiplying the number of warrant shares to which it would otherwise be entitled by a fraction, the numerator of which is the difference between (i) the average of the last reported sale prices for the Company's Common Stock for the five trading days preceding such date of exercise and (ii) the exercise price, and the denominator of which is the average of the last reported sale prices for the Company's Common Stock for the five trading days preceding such date of exercise . For example, if the selling stockholder is exercising 100,000 warrants with a per warrant exercise price of $0.75 per share through a cashless exercise when the average of the last reported sale prices for the Company's Common Stock for the five trading days preceding such date of exercise is $2.00 per share, then upon such cashless exercise the selling stockholder will receive 62,500 shares of the Company's Common Stock.

Registration Rights Agreement

We also entered into a registration rights agreement with the selling stockholders that grants the selling stockholders demand registration rights with respect to 200% of the Common Stock underlying the secured convertible notes and 200% of the Common Stock underlying the warrants. The Company will be subject to the payment of certain damages in the event that it does not satisfy its obligations including its obligation to have a registration statement with respect to the Common Stock underlying the secured convertible notes and warrants declared effective by the Securities and Exchange Commission on or prior to June 30, 2008; in the event that after the registration statement is declared effective, sales of the Company's securities cannot be made pursuant to the registration statement; and in the event that the Company's Common Stock is not listed on the Pink Sheets, OTC Bulletin Board or the NASDAQ, New York of American stock exchanges. The damages are equal to 0.02 times the number of months (prorated for partial months) that any such event occurs (subject to adjustment as provided in the registration rights agreement).

Transfer Agent

The transfer agent for our Common Stock is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, TX 75093.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers and directors to the extent provided in that statute. Our certificate of incorporation and bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law.

Under Delaware law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In stockholders' derivative actions, indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, except that no indemnification shall be made in the event such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses. Delaware law also permits a corporation to maintain insurance on behalf of its officers and directors against liabilities incurred while acting in such capacities.

Our certificate of incorporation and bylaws contain provisions intended to provide indemnification to our officers and directors. Our certificate provides that we shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom we have power to indemnify from and against any and all expenses, liabilities, or other matters referred to in or covered by said section. Our bylaws contain a similar provision requiring indemnity of our officers and directors to the fullest extent authorized by Delaware law.

Our directors and officers are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for us by Richardson & Patel LLP. Richardson & Patel LLP has not represented the selling stockholders in connection with such registration.

EXPERTS

The consolidated financial statements of STI Group, Inc. as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from September 18, 2006 (inception) through December 31, 2006, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing herein and elsewhere in the registration statement, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This Prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our Company and the Common Stock offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the Securities and Exchange Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

Once the Registration Statement is declared effective with the Securities and Exchange Commission, we will be subject to the information and reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Act.

The public may read and copy any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this Prospectus is accurate as of any other date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

STI Group, Inc.

We have audited the accompanying consolidated balance sheets of STI Group, Inc. (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2007 and for the period from September 18, 2006 (inception) through December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STI Group, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from September 18, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company was recently formed and has incurred losses since inception and, as of December 31, 2007, the Company’s current liabilities exceeded its current assets by $1,530,823. In addition, the Company was in default on its convertible notes payable at December 31, 2007. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Irvine, California
April 1, 2008

STI GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash	$21,644	$286,557
Accounts receivable, net	676,315	1,010,856
Note receivable - related party	150,884	48,150
Prepaid expenses and other current assets	970	970

Total current assets	849,813	1,346,533

Deferred financing costs, net	9,778	14,781

Total assets	$859,591	$1,361,314

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$623,856	$636,791
Due to related parties	36,000	20,000
Sales tax payable	13,994	66,237
Accrued expenses	151,679	57,746
Convertible notes payable, net of discount of $489,054 and $0, respectively	260,946	-
Derivative liabilities	1,294,161	-

Total current liabilities	2,380,636	780,774

Convertible notes payable, net of discount of $0 and $739,051, respectively	-	10,949
Derivative and warrant liabilities	148,191	1,324,777

Total liabilities	2,528,827	2,116,500

Commitments and contingencies

Stockholders' deficit:
Series A convertible preferred stock; $0.001 par value; liquidation preference ($484,400 at December 31, 2007) of $100 per share plus accrued but unpaid dividends; 100,000 shares authorized; 90,800 shares issued and outstanding at December 31, 2007; 80,800 shares issued and outstanding at December 31, 2006	91	81
Common stock; $0.001 par value; 1,000,000,000 shares authorized; 14,860,000
shares issued and outstanding	14,860	14,860
Additional paid-in capital	73,514	559
Accumulated deficit	(1,757,701)	(770,686)

Total stockholders' deficit	(1,669,236)	(755,186)

Total liabilities and stockholders' deficit	$859,591	$1,361,314

See accompanying notes to consolidated financial statements

STI GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Period From
		September 18, 2006
		(Inception)
	Year Ended	Through
	December 31, 2007	December 31, 2006

Net revenues	$2,739,995	$1,528,443
Cost of revenues	2,047,431	1,278,678

Gross profit	692,564	249,765

Selling, general and administrative expenses	1,261,047	429,588

Loss from operations	(568,483)	(179,823)

Other expense:
Change in fair value of derivative and warrant liabilities	(117,575)	-
Interest expense, net	(300,046)	(590,863)
Total other expense	(417,621)	(590,863)

Loss before provision for income taxes	(986,104)	(770,686)

Provision for income taxes	911	-

Net loss	$(987,015)	$(770,686)

Net loss per share:
Basic	$(0.07)	$(0.34)
Diluted	$(0.07)	$(0.34)

Weighted average shares outstanding:
Basic	14,860,000	2,286,154
Diluted	14,860,000	2,286,154

See accompanying notes to consolidated financial statements

STI GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, September 18, 2006 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of common stock in exhange for	-	-	500,000	500	-	-	500
incorporation expenses

Exchange of common stock for preferred stock	60,000	60	(500,000)	(500)	440	-	-

Assumption of FSG capital structure in reverse merger	20,000	20	14,860,000	14,860	(14,880)	-	-

Issuance of preferred stock for reverse acquisition
costs	800	1	-	-	14,999	-	15,000

Net loss	-	-	-	-	-	(770,686)	(770,686)

Balance, December 31, 2006	80,800	81	14,860,000	14,860	559	(770,686)	(755,186)

Issuance of stock options	-	-	-	-	43,727	-	43,727

Issuance of preferred stock for professional services	10,000	10	-	-	29,228	-	29,238

Net loss	-	-	-	-	-	(987,015)	(987,015)

Balance, December 31, 2007	90,800	$91	14,860,000	$14,860	$73,514	$(1,757,701)	$(1,669,236)

See accompanying notes to consolidated financial statements

STI GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period From
		September 18,
		(Inception)
	Year Ended	Through
	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net loss	$(987,015)	$(770,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	9,864	-
Initial fair value of derivative and warrant liabilities	-	574,777
Change in fair value of derivative and warrant liabilities	117,575	-
Amortization of discount on convertible notes payable	249,997	10,949
Amortization of deferred financing costs	5,003	219
Accrued interest income added to principal	(10,734)	(150)
Issuance of preferred stock for services	29,238	15,000
Stock compensation	43,727	-
Changes in operating assets and liabilities:
Accounts receivable	324,677	(1,010,856)
Prepaid expenses and other current assets	-	(970)
Accounts payable and accrued expenses	28,755	760,774
Due to related parties	16,000	20,500

Net cash used in operating activities	(172,913)	(400,443)

Cash flows used in investing activities:
Repayment of note receivable - related party	113,000	-
Issuance of note receivable - related party	(205,000)	(48,000)
Net cash used in investing activities	(92,000)	(48,000)

Cash flows from financing activities:
Proceeds from convertible notes payable	-	750,000
Payment of deferred financing costs	-	(15,000)
Proceeds from note payable to related party	-	518,975
Payments on note payable to related party	-	(518,975)

Net cash provided by financing activities	-	735,000

Net increase (decrease) in cash	(264,913)	286,557

Cash, beginning of period	286,557	-

Cash, end of period	$21,644	$286,557

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$800	$-
Cash paid for interest	$2,693	$509

Supplemental disclosure of non-cash financing activities:
On September 18, 2006, the Company issued 500,000 shares of common stock in exchange for $500 due to a related party for incorporation expenses paid on behalf of the Company.

On December 15, 2006, the Company completed a reverse merger and (1) issued 60,000 shares of Series A preferred stock to a related party in exchange for 500,000 shares of common stock; (2) issued 20,000 shares of Series A preferred stock in exchange for
76,871,104 shares of common stock; (3) issued 800 shares of Series A preferred stock in exchange for acquisition-related costs valued at $15,000; and (4) recorded a discount on convertible notes payable of $750,000.

See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1. BACKGROUND, ORGANIZATION AND BASIS OF PRESENTATION

Organization

The predecessor to STI Group, Inc., MAS Acquisition VIII Corp. (“MAS”), was originally incorporated in October 1996 in the state of Indiana. MAS commenced operations in December 1999 upon the acquisition of NetStaff, Inc., an Internet-based business-to-business electronic commerce company. In May 2002, MAS changed its focus and became a provider of business consulting and technology service solutions for the financial services industry. In July 2002, MAS reincorporated as Financial Systems Group, Inc. (“FSG”) in the state of Delaware. Subsequently, all operations were discontinued and there were no operations until December 15, 2006, as discussed below.

On December 15, 2006, FSG acquired Solana Technologies, Inc. (“STI”). In the acquisition, FSG issued 60,000 shares of its Series A Preferred Stock to the shareholders of STI in exchange for all of STI’s common stock. In connection with a concurrent December 2006 secured convertible note financing, the Company agreed to exchange the principal amount of outstanding secured convertible notes issued by the Company to the investors in a prior financing and other securities of the Company for 20,000 shares of its Series A Preferred Stock and in consideration of the investors agreeing to waive all claims, defaults interest, penalties, fees, charges or other obligations accrued or owed by the Company to the investors in connection with the prior financing. As a result of the foregoing transactions, FSG experienced a change in voting control, senior management and its Board of Directors. Accordingly, the acquisition was accounted for as a reverse merger accompanied by a recapitalization in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Accounting for Business Combinations. Accordingly, STI was deemed to be the accounting acquirer and surviving company for accounting purposes. The accompanying consolidated financial statements are the historical financial statements of STI and reflect the results of operations of STI from September 18, 2006, the date of inception of STI, through December 31, 2007.

Because FSG had no operations until the reverse acquisition on December 15, 2006, the results of operations of the Company are the same as the historical results of operations of STI.

Subsequently, the consolidated entity (the “Company”) changed its name to STI Group, Inc.

The Company provides a full range of services in the areas of network design and engineering, including hardware and software, security, project management and maintenance and support services. The Company provides these services to governmental and domestic public safety agencies and small to large domestic commercial businesses in the United States, in the communications, energy, financial services, education, healthcare, manufacturing, retail and transportation sectors.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and transactions of the Company and its subsidiary STI. All intercompany transactions and balances have been eliminated in consolidation.

Going Concern

The Company's consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has an accumulated deficit of $1,757,701 at December 31, 2007 and, as of December 31, 2007, the Company’s current liabilities exceeded its current assets by $1,530,823. In addition, at December 31, 2007, the Company was in default on its convertible notes payable (see Note 5). Although no note holder has sent the Company a notice of acceleration of amounts owed under the secured convertible notes, there can be no assurance that the note holders will not take such action in the future.  In the event of any acceleration of these obligations, or if the Company is unable to raise enough money to cover the amounts payable, it may be forced to restructure, file for bankruptcy, sell assets or cease operations.

Management has taken various steps to revise its operating and financial requirements. On December 15, 2006, the Company entered into a convertible note payable with certain investors for the sale of $750,000 of callable secured convertible term notes that mature three years from the date of issuance and warrants to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.03 per share for a period of seven years (see Note 5). Management has also devoted considerable effort during the year ended December 31, 2007 towards management of liabilities and improvement of the Company's operations. Management believes these steps will be sufficient to provide the Company with the ability to continue its operations for the next twelve months.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The above factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the collectibility of receivables, the valuation of common and preferred stock, the valuation of derivative and warrant liabilities, and the valuation allowance of the deferred tax asset. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments consist of cash, accounts receivable, note receivable from related party, accounts payable, accrued expenses, convertible notes payable and amounts due to related parties. Pursuant to SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments, except for convertible notes payable, to approximate their fair values due to their short maturities. The fair value of the convertible notes payable approximates their carrying values based on rates currently available to the Company for similar instruments.

Concentrations of Credit Risk

The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At various times during the year ended December 31, 2007, the Company's cash balances exceeded the amount insured by the FDIC. Management believes the risk of loss of cash balances in excess of the insured limit to be low.

As of December 31, 2007, three customers comprised 46% of the Company’s accounts receivable and these three customers accounted for 13% of the net revenues for the year ended December 31, 2007.

As of December 31, 2006 three customers comprised 62% of the Company’s accounts receivable and these three customers accounted for 54% of the net revenues for the period ended December 31, 2006.

A significant portion of the Company's business is located in southern California and is subject to economic conditions and regulations in this geographic area.

Accounts Receivable

Accounts receivable consist of amounts billed to customers upon performance of services or delivery of goods and expenses incurred by the Company but not yet billed to customers for consulting services. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. The Company performs ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customers' current creditworthiness, as determined by its review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon its historical experience and any customer-specific collection issues that it has identified. The allowance for doubtful accounts totaled $9,864 and $0 as of December 31, 2007 and 2006, respectively.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining debt financing and are capitalized and amortized over the term of the related debt instrument using the straight-line method, which approximates the effective interest method (see Note 4).

Beneficial Conversion Feature

The Company has debt with conversion options that provide for a rate of conversion that is below market value. This feature is normally characterized as a beneficial conversion feature ("BCF"), which is recorded by the Company pursuant to Emerging Issues Task Force (“EITF”) Issue No. 98-5 ("EITF 98-5"), Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments.

If a BCF exists, the Company records it as a debt discount. Debt discounts are amortized to interest expense over the life of the debt on a straight-line basis, which approximates the effective interest method.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of embedded derivatives related to the Callable Secured Convertible Term Notes (the “Notes”) entered into on December 15, 2006 (see Note 5). These embedded derivatives include certain conversion features, variable interest features, call options and default provisions. The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, as a result of entering into the Notes, the Company is required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. As of December 31, 2007 and 2006, there were no non-employee options and warrants other than those issued in connection with the Notes. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. The embedded derivatives were valued using the Black-Scholes Option Pricing Model with the following assumptions for 2007 and 2006, respectively: dividend yield of 0% and 0%; annual volatility of 205% and 199%; and risk free interest rate of 3.05% and 5.0% as well as probability analysis related to trading volume restrictions and other factors.

Revenue Recognition

The Company’s revenues consist primarily of network software/hardware products and professional consulting and training services. For these sales, the Company utilizes written contracts or purchase orders as the means to establish the terms and conditions upon which its products and services are sold to its end customers.

For sales of network hardware and software products, revenue is recognized in accordance with Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements, as revised by SAB 104. Accordingly, revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by the Company exist and collectibility of the receivable is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Revenues and costs of revenues from consulting or training contracts are recognized during the period in which the service is performed.

In accordance with EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation), revenues are reported net of sales taxes collected.

Net Loss per Share

The Company adopted the provisions of SFAS No. 128, Earnings Per Share ("EPS"). SFAS No. 128 provides for the calculation of basic and diluted earnings or loss per share. Basic loss per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in the earnings or losses of the entity. Such amounts include shares potentially issuable pursuant to the Notes and the attached warrants and the convertible preferred stock (see Notes 5 and 8). For the years ended December 31, 2007 and 2006, basic and diluted loss per share are the same as the potentially dilutive shares were excluded from diluted loss per share as their effect would be anti-dilutive for the years then ended. Had such shares been included in diluted EPS, they would have resulted in weighted-average common shares of 578,048,431 and 258,286,154 for the years ended December 31, 2007 and 2006, respectively.

Issuance of Shares for Non-Cash Consideration

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Stock-Based Compensation

At December 31, 2007, the Company has one stock-based compensation plan.

Upon inception, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's consolidated statement of operations for the year ended December 31, 2007 included compensation expense for the share-based payment awards granted based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended December 31, 2007 of 0% was based on estimated future employee forfeitures. There was no stock-based compensation expense for the period September 18, 2006 (inception) through December 31, 2006.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2007.

Description of Plan

The Company’s 2007 Stock Incentive Plan (the “2007 Plan”) was adopted by the Board of Directors and approved by the Company’s stockholders in May 2007. The Company has initially reserved 6,000,000 shares of common stock for issuance under the 2007 Plan. Awards under the 2007 Plan may be made in the form of (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) performance shares; or (vi) any combination of the foregoing. No incentive stock options may be granted more than ten years after May 7, 2007. As of December 31, 2007, the Company has approximately 3,028,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of comparable publicly traded companies as the Company’s stock is not traded. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted was estimated using the following weighted average assumptions:
Year Ended
December 31, 2007
Stock options:
Expected term (in years)	5.0
Expected volatility	205%
Risk-free interest rate	5%
Expected dividends	-

A summary of option activity as of December 31, 2007 and changes during the year then ended, is presented as below:
		Weighted-Average
			Remaining
			Contractual	Aggregate
	Number of	Exercise	Term (in	Intrinsic
	Shares	Price	Years)	Value
Outstanding at January 1, 2007	-	$-
Granted	2,972,000	$0.025
Forfeited	-	$-
Exercised	-	$-
Outstanding at December 31, 2007	2,972,000	$0.025	4.36	$-

Vested and expected to vest
at December 31, 2007	2,972,000	$0.025	4.36	$-

Exercisable at December 31, 2007	1,783,200	$0.025	4.36	$-

The weighted average grant date fair value of options granted during the year ended December 31, 2007 was $0.0245 per option.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2007, there was approximately $29,151 of total unrecognized compensation cost, net of forfeitures, related to employee stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 2.0 weighted average years. The total fair value of shares vested during the year ended December 31, 2007 was $43,727 which was recorded as selling, general and administrative expense in the accompanying consolidated statement of operations.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

Recently Adopted Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP”) EITF Issue No. 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”) which addresses an issuer’s accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in FSP 00-19-2 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP 00-19-2, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company entered into a Registration Rights Agreement on December 15, 2006 (see Note 5). All of the Company’s obligations under the Registration Rights Agreement, as amended, have been met and the Company has determined that no accrual is necessary as of December 31, 2007 as it is not considered probable that the Company will make any payments under the applicable provisions of the Registration Rights Agreement.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company adopted the provisions of FIN 48 as of January 1, 2007, and believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Recent Accounting Pronouncements

In September 2006, the FASB adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements. Specifically, this standard establishes that fair value is a market-based measurement, not an entity specific measurement. As such, the value measurement should be determined based on assumptions the market participants would use in pricing an asset or liability, including, but not limited to assumptions about risk, restrictions on the sale or use of an asset and the risk of nonperformance for a liability. The expanded disclosures include disclosure of the inputs used to measure fair value and the effect of certain of the measurements on earnings for the period. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect adoption of SFAS No. 157 will have on its consolidated financial position or results of operations.

On February 15, 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of SFAS 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in SFAS 159 are elective; however, an amendment to SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available for sale or trading securities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree and recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.  SFAS No. 141(R) also sets forth the disclosures required to be made in the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, the Company will adopt this standard in fiscal 2009.  The Company is currently evaluating the potential impact of the adoption of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders.  SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively.  SFAS 160 is effective for fiscal years beginning after December 15, 2008 and, as such, the Company will adopt this standard in fiscal 2009.  The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial statements.

NOTE 3. NOTE RECEIVABLE - RELATED PARTY

The Company has a revolving note receivable from Strands Management Company, LLC (“Strands”), formerly known as Monarch Bay Management Company, LLC. David Walters, the Company’s chief executive officer and chairman of the board, is a 50% owner of Strands. The note receivable is intended to provide working capital to Strands, as needed, in amounts up to $500,000. The note bears interest at the greater of 8% or $150 per annum and matures on December 31, 2008. In the event of default, the interest rate may increase by 3% at the option of the Company. The balance of the note receivable as of December 31, 2007 was $150,884, including accrued interest receivable of $10,884. Interest income on the note receivable was $10,734 for the year ended December 31, 2007. Interest income on the note receivable was $150 for the period September 18, 2006 (inception) through December 31, 2006.

NOTE 4. DEFERRED FINANCING COSTS

Deferred financing costs as of December 31, 2007 are as follows:

Legal fees	$15,000
Accumulated amortization	(5,222)

$9,778

Amortization of deferred financing costs was $5,003 for the year ended December 31, 2007 and $219 for the period September 18, 2006 (inception) through December 31, 2006 and is included in interest expense in the accompanying consolidated statements of operations.

NOTE 5. CONVERTIBLE NOTES PAYABLE

On December 15, 2006, the Company entered into a Securities Purchase Agreement (the “SPA”) with AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Investors”) for the sale of (i) $750,000 in Notes that mature three years from the date of issuance and (ii) warrants to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.03 per share.

The Notes bear interest at 6% per annum. However, no interest will be due and payable for any month in which the intraday trading price as quoted on the Over-the-Counter Bulletin Board (“OTCBB”) is greater than $0.025 for each trading day during the month.

The Notes are convertible into the Company’s common stock, at the Investors' option, at the lower of $0.025 per share or the variable conversion price (the “Variable Price”) of 50% of the average of the three lowest intraday trading prices for the common stock as quoted on the OTCBB for the 20 trading days preceding, but not including, the conversion date. The Variable Price will increase to 55% in the event that a registration statement is filed registering the shares of common stock issuable to the Investors pursuant to the SPA on or before April 30, 2007, and will increase to 60% in the event the registration statement becomes effective on or before September 30, 2007. On November 6, 2007, the Company entered into an amendment to the SPA which extended the dates by which the Company must file a registration statement and obtain the effectiveness of the registration statement covering the resale of the shares of its common stock issuable upon conversion of the secured convertible notes and the exercise of the warrants to May 31, 2007 and June 30, 2008, respectively. If, after receipt of a notice of conversion, there are not sufficient authorized but unissued shares to effect such conversion, the Variable Price will be the lower of 50% of the average of the three lowest intraday trading prices for the common stock as quoted on the OTCBB for the 20 days preceding (i) the date on which the notice of conversion is given and (ii) the date on which the Company has sufficient authorized shares to effect the conversion.

In the event that the Company’s shares of common stock are trading at or below $0.025 and subject to certain conditions, the Company has the right to prepay the Notes at 120% (130% for prepayments occurring subsequent to December 15, 2007) of the outstanding principal balance plus accrued interest, default interest, if any, and any other amounts due and payable under various damages provisions in the SPA.

In the event that the Company’s shares of common stock are trading at an average daily trading price of the volume weighted average price for the five days immediately preceding December 15, 2006 ($0.025) for each day of the month ending on the date of prepayment, the Company may prepay a portion of the outstanding principal balance multiplied by 102% plus the interest due on the Notes for the following month. In such event, the Investors may not convert the Notes in the month subsequent to the prepayment.

If the shares of common stock pursuant to a conversion are not delivered to the Investors within two days from the date the conversion notice is given for any reason other than the deficiency in the number of authorized shares to effect the conversion, the Company will pay to the Investors a penalty of $2,000 per day. The penalty is payable in cash or may be added to the principal balance at the option of the Investors. Any amounts added to the principal balance will be convertible into shares of common stock in accordance with the terms of the Notes.

In addition, upon a conversion default, the Company shall pay the Investors interest at the rate of 15% on all outstanding principal, accrued interest and default interest (if any) from the date of default until the date there are sufficient authorized shares.

In the event the Investors have converted 19.99% of the number of shares of common stock outstanding on December 15, 2006, the Company must either eliminate the prohibition on conversions in excess of 19.99% or pay to the Investors 130% of the principal outstanding at that time plus accrued interest and default interest, if any.

The Company granted the Investors a security interest in substantially all of its assets and intellectual property. The Company was also required to file a registration statement with the Securities and Exchange Commission by April 30, 2007 to register the shares of common stock underlying the Notes and the warrants. The Company entered into an amendment to the SPA which extended the date to file a registration statement to May 31, 2007. If the registration statement is not declared effective by June 30, 2008, the Company will be required to pay a penalty to the Investors of 0.002% of the outstanding principal balance on the Notes per month or the pro rata portion thereof until the registration statement is declared effective. Such payment shall be paid in cash or shares of common stock at the option of the Company. In the event the Company breaches any representation or warranty in the SPA, the Company is required to pay a penalty in shares or cash, at the election of the Investors, in an amount equal to 3% of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The full principal amount of the Notes is due upon a default under the terms of the SPA at the greater of (i) 130% of the outstanding principal balance plus accrued interest and default interest, if any or (ii) the highest number of shares of common stock issuable on conversion treating the trading day immediately preceding the date of default as the conversion date for purposes of determining the lowest applicable conversion price.

In conjunction with the Notes, the Company issued warrants to purchase 6,000,000 shares of its common stock. The warrants are exercisable until seven years from the date of issuance at an exercise price of $0.03 per share. The Investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the Investors exercise the warrants on a cashless basis, the Company will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event the Company issues common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the Notes issued pursuant to the SPA. In addition to all other available remedies at law or in equity, if the Company fails to deliver certificates for the shares of common stock underlying the warrants within three business days after the warrant is exercised, then the Company shall pay to the holder in cash a penalty (the “Penalty”) equal to 2% of the number of shares of common stock to which the holder is entitled multiplied by the average of the last reported trading prices for the five trading days preceding the exercise date for each day that the Company fails to deliver certificates for the shares of common stock underlying the warrants.

The Investors have agreed to restrict their ability to convert their Notes or exercise their warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock.

The Notes include certain features that are considered embedded derivative financial instruments, such as a variety of conversion options, a variable interest rate feature, events of default and a variable liquidated damages clause. These features are described below, as follows:

•	The Notes’ conversion features are identified as embedded derivatives and have been bifurcated and recorded on the Company’s consolidated balance sheet at their fair value;

•
The Company has a partial call option to allow the Company to pre-empt the conversion of the Notes in a given month, which is identified as an embedded derivative but has a nominal value and has not been included in this analysis;

•
Annual interest on the Notes is equal to 6% provided that no interest shall be due and payable for any month in which the Company’s trading price is greater than $0.025 for each trading day of the month, which potential interest rate reduction is identified as an embedded derivative but has a nominal value and has not been included in this analysis;

•
The Notes contain a non-standard anti-dilution provision which provides for an adjustment of the fixed conversion price in the event the Company issues or grants any warrants, rights or options at a price less than the fixed conversion price then in effect, which is identified as an embedded derivative but has a nominal value and has not been included in this analysis;

•
The SPA includes a penalty provision based on any failure to meet registration requirements for shares issuable under the conversion of the note or exercise of the warrants, which represents an embedded derivative, but such derivative has not been included in this analysis at December 31, 2007 because this derivative has a nominal value and the Company’s assessment of the likelihood of not meeting the registration requirements is remote; and

•
The SPA contains certain events of default including not having adequate shares registered to effectuate allowable conversions; in that event, the Company is required to pay a conversion default payment at 15% interest, which is identified as an embedded derivative but has a nominal value and has not been included in this analysis.

The initial fair value assigned to the embedded derivatives was $1,324,777, which consisted of the fair values of the conversion-related derivatives of $1,175,945 and the fair value of the warrants of $148,832. The Company recorded the first $750,000 of fair value of the derivatives and warrants to debt discount (equal to the total proceeds received as of December 31, 2006), which will be amortized to interest expense over the term of the Notes. The remaining balance of $574,777 was recorded as interest expense for the period ended December 31, 2006.

As of December 31, 2006, the carrying amount on the Notes was $10,949, net of the unamortized debt discount of $739,051. Interest expense on the Notes totaled $587,795 for the period ended December 31, 2006, which consisted of the initial fair value of the derivative and warrant liabilities of $574,777, amortization of the debt discount of $10,949, amortization of debt issuance costs of $219 and interest accrued at the face rate of $1,850.

As of December 31, 2007, the carrying amount of the Notes was $260,946, net of the unamortized debt discount of $489,054. Interest expense on the Notes totaled $303,938 for the year ended December 31, 2007, which consisted of the amortization of the debt discount of $249,997, amortization of debt issuance costs of $5,003 and interest accrued at the annual face rate of $45,000 plus $3,938 of default interest as the Company failed to make the quarterly interest payments (see below).

The Company is not in compliance with the obligation to pay interest when due on the Notes. The Notes provide for a default interest rate of 15% per annum on the outstanding due but unpaid interest amounts. As of December 31, 2007, the Company has accrued $3,938 in default interest under the Notes. The failure to comply with the obligations relating to these Notes exposes the Company to demands for immediate repayment (at a premium to outstanding principal) as well as default interest and liquidated damages claims by the Note holders. As the Company is in default of its obligations under its convertible notes payable at December 31, 2007, all principal and accrued interest, and related derivative liabilities related to the convertible notes payable have been classified as current liabilities in the accompanying consolidated balance sheet at December 31, 2007.

The increase in the fair value of the derivative and warrant liabilities for the year ended December 31, 2007 totaled $117,575 and has been reflected on the consolidated statement of operations.

The market price of the Company’s common stock significantly impacts the extent to which the Company may be required or may be permitted to convert the unrestricted and restricted portions of the Notes into shares of the Company’s common stock. The lower the market price of the Company’s common stock at the respective times of conversion, the more shares the Company will need to issue to convert the principal and interest payments then due on the Notes. If the market price of the Company’s common stock falls below certain thresholds, the Company will be unable to convert any such repayments of principal and interest into equity, and the Company will be forced to make such repayments in cash. The Company’s operations could be materially adversely impacted if the Company is forced to make repeated cash payments on the Notes.

NOTE 6. INCOME TAXES

Income taxes consist of the following:

		Period From
		September 18, 2006
	Year Ended	Through
	December 31, 2007	December 31, 2006
Current:
Federal	$-	$-
State	911	-
	911	-
Deferred:
Federal	(190,259)	(56,995)
State	(54,264)	(16,256)
	(244,523)	(73,251)

Less change in valuation allowance	244,523	73,251

	$911	$-

Deferred income taxes are provided for the tax effects of temporary differences in the reporting of income and deductions for financial statement and income tax reporting purposes. An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize.

The net deferred tax asset is as follows:

	December 31,
	2007	2006
Net operating loss carry forwards	$(317,774)	$(73,251)
Valuation allowance	317,774	73,251
	$-	$-

As of December 31, 2007, the Company has available net operating loss carry forwards of approximately $800,000 for federal and California purposes which expire in various years through 2027 and 2017 for federal and California purposes, respectively.

The Company’s effective tax rate differs from the federal and state statutory rates due to the valuation allowance recorded for the deferred tax asset due to unused net operating loss carry forwards and permanent differences.

The following is a reconciliation of the provision for income taxes at the expected rates to the income taxes reflected in the statement of operations:

	December 31,
	2007	2006
Tax at federal statutory rate	(34)%	(34)%
State tax expense, net of federal tax effect	(5)	(5)
Permanent differences	14	30
Change in valuation allowance	25	9
	-	-

NOTE 7. COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company conducts its operations in a facility leased under the terms of a non-cancelable operating lease at a monthly rent of $3,800 through December 31, 2008. Rent expense for the leased facility was $45,600 for the year ended December 31, 2007 and $11,400 for the period September 18, 2006 (inception) through December 31, 2006.

Consulting Agreements

The Company has entered into a variety of consulting agreements for services to be provided to the Company in the ordinary course of business. These agreements call for expense reimbursement and various payments upon performance of services.

Legal Services Agreement

On October 1, 2006, the Company entered into an agreement for legal services to be performed through December 31, 2007. The term will automatically be extended for successive three-month periods unless either party gives written notice within 90 days of the expiration of the term or extended term. The agreement requires monthly payments of $3,000. In addition, the attorney will earn a fee equal to the greater $15,000 or 0.5% of the amount of any completed financing or re-financing transaction and 1.0% of the acquisition price of any completed merger or acquisition. During the year ended December 31, 2007, the Company incurred $36,000 in connection with the agreement which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations. During the period ended December 31, 2006, the Company incurred $39,000 in connection with the agreement, of which $15,000 was capitalized as deferred financing costs in the accompanying consolidated balance sheet. The remaining $24,000 is included in selling, general and administrative expenses in the accompanying consolidated statement of operations. A business combination transaction fee of $15,000 was paid through the issuance of 800 shares of Series A preferred stock in 2006 (see Note 8).

Indemnities and Guarantees

The Company has an indemnification agreement with David Walters, its majority beneficial shareholder (see Note 8) and chief executive officer, under which the Company will indemnify him to the fullest extent permitted by law in connection with his provision of services to the Company. Specifically, the Company is obligated to indemnify him for the following:

•	Acts, omissions or transactions for which he is prohibited from receiving indemnification under applicable law.

•
Claims initiated or brought voluntarily by him and not by way of defense, except for claims brought to establish or enforce a right to indemnification or in specific cases if the Board of Directors has approved the initiation or bringing of such claim, or as otherwise required under the Delaware General Corporation Law, regardless of whether he ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

•
Any proceeding instituted by him to enforce or interpret his indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by him in such proceeding was not made in good faith or was frivolous.

•	Violations of Section 16(b) of the Exchange Act or any similar successor statute.

The Company has also made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees, consultants and agents, as permitted under the laws of the State of Delaware. In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facilities. Pursuant to the terms of the Notes, the Company is also required to indemnify the Investors for damages resulting from various circumstances, including breach of representation or warranty. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.

Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

NOTE 8. STOCKHOLDERS’ DEFICIT

Series A Preferred Stock

The Company is authorized to issue up to 20 million shares of preferred stock, of which 100,000 shares have been designated as Series A preferred stock with a par value of $0.001 per share. Holders of Series A preferred stock are entitled to receive cumulative dividends of $6.00 per share per annum, payable quarterly, when and if declared by the board of directors, prior to and in preference to any declaration or payment of a dividend, other than dividends payable in shares of common stock. Holders of Series A preferred stock are also entitled to a liquidation preference of $100 per share plus accrued but unpaid dividends to be paid prior to any distributions to the holder of common stock. Each share of Series A preferred stock is convertible into the number of common shares determined by dividing the liquidation preference plus any accrued but unpaid dividends divided by the conversion price. The conversion price is the lesser of (i) $0.025 or (ii) 75% of the average of the three lowest trading prices of the common stock for the 20 trading days ending one day prior to the conversion. The holders of Series A preferred stock have the right to convert their shares such that the holder would not beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the conversion. Each holder of Series A preferred stock is entitled to vote on all matters and shall be entitled to the number of votes per share a holder of the common stock into which the Series A preferred stock is convertible, taking into account the applicable ownership limitations. So long as 50% of the issued Series A preferred shares are outstanding, the Company must first obtain the approval of the Series A preferred stockholders to change the capital structure of the Company, pay dividends or sell or encumber a substantial amount of the Company’s property.

On December 15, 2006, the Company issued 60,000 shares of its Series A preferred stock to Monarch Bay Capital Group (“MBCG”), the sole shareholder of STI, in exchange for 500,000 shares of STI’s common stock. David Walters, the Company’s chairman and chief executive officer, is the managing member of MBCG and beneficially owns 100% of MBCG.

On December 15, 2006, the Company agreed to exchange the principal amount of outstanding secured convertible notes issued by the Company to the investors in a prior financing and other securities of the Company for 20,000 shares of its Series A Preferred Stock and in consideration of the investors agreeing to waive all claims, defaults interest, penalties, fees, charges or other obligations accrued or owed by the Company to the investors in connection with the prior financing.

On December 15, 2006, the Company issued 800 shares of its Series A preferred stock for legal fees incurred for the reverse merger, valued at $15,000. This amount is included in selling, general and administrative expenses as no cash was acquired in the reverse acquisition (see Notes 1 and 7).

On May 1, 2007 the Company issued 5,000 shares of its Series A Preferred Stock as a non-refundable retainer for the services provided by Strands under the Support Services Agreement (see Note 9). These shares were valued at $14,619 and are included in selling, general and administrative expenses for the year ended December 31, 2007.

On May 1, 2007, the Company issued 5,000 shares of its Series A Preferred Stock as a non-refundable retainer for services provided by MBA under the Placement Agency and Advisory Services Agreement (see Note 9). These shares were valued at $14,619 and are included in selling, general and administrative expenses for the year ended December 31, 2007.

Common Stock

The Company is authorized to issue up to 1,000,000,000 shares of its $0.001 par value common stock. Holders of common stock are entitled to one vote per share and may participate ratably in dividends when and if declared by the board of directors.

On September 18, 2006, STI issued 500,000 shares of STI common stock as part of the incorporation. These shares were subsequently exchanged for 60,000 shares of the Company’s Series A preferred stock in the reverse merger (see Note 1).

Warrants

See Note 5.

NOTE 9. RELATED PARTY TRANSACTIONS

The Company has a revolving note payable to BounceGPS, Inc. (“Bounce”) to provide the Company with working capital in amounts up to $500,000 through December 31, 2008. David Walters is the chairman and chief executive officer of Bounce Mobile Systems, Inc. (“BMSI”), the parent company of Bounce, and beneficially owns a majority of the outstanding common stock of BMSI. The note payable bears interest at the greater of 10% per annum or $150. During the period ended December 31, 2006, the Company had borrowed an aggregate of $183,975, which was repaid in full prior to December 31, 2006. Interest expense on the note was $1,147 for the period ended December 31, 2006. As of December 31, 2006, accrued interest payable on the note was $1,147 and is included in accrued expenses in the accompanying consolidated balance sheet. In May 2007, the accrued interest payable was repaid in full and the agreement was terminated by mutual consent.

On December 1, 2006, the Company entered into a note payable to Strands (the “Strands note”) in the amount of $335,000, due on January 31, 2007. The Strands note bears interest at the rate of 10% per annum. During the period ended December 31, 2006, the Company borrowed $335,000 on the Strands note, which was repaid in full prior to December 31, 2006. Interest expense on the Strands note was $879 for the period ended December 31, 2006. As of December 31, 2006, accrued interest payable on the Strands note was $879 and is included in accrued expenses in the accompanying consolidated balance sheet. The outstanding accrued interest was repaid in full in May 2007.

On October 1, 2006, the Company entered into an agreement with MBCG for corporate development and chief financial officer services at the rate of $20,000 per month plus reimbursement of certain out-of-pocket expenses. The initial term of the agreement expires on December 31, 2008 and continues thereafter on a month-to-month basis unless terminated by either party. The Company incurred $60,000 under the terms of the agreement for the period ended December 31, 2006, of which $20,000 was payable as of December 31, 2006. In December 2006, the Company also paid MBCG a consulting fee of $17,500 for additional consulting services outside the scope of the agreement. On May 1, 2007, this agreement was terminated by mutual consent. The Company incurred $80,000 under the terms of the agreement for the year ended December 31, 2007 which is included in selling, general, and administrative expenses in the accompanying consolidated statement of operations. No amounts were outstanding as of December 31, 2007.

On February 1, 2007, the Company entered into an agreement with Strands for corporate development strategy and execution services and for chief financial officer services. Under the agreement with Strands, the Company will pay to Strands a fee of 5% of the Company’s total revenue from any product development relationship, licensing relationship, distribution relationship or any other similar transaction or relationship involving the Company and a partner or customer introduced by Strands. The fee will be due and payable in cash when the associated revenue from the transaction is collected by the Company. The initial term of the agreement expires on December 31, 2008 and continues thereafter on a month-to-month basis unless terminated by either party. On May 1, 2007, this agreement was terminated by mutual consent. No amounts were incurred or paid under this agreement during the year ended December 31, 2007.

On May 1, 2007, the Company entered into a Support Services Agreement with Strands. Under the Support Services Agreement, Strands will provide the Company with financial management services, facilities and administrative services, business development services, creditor resolution services and other services as agreed by the parties. As a retainer for the services provided by Strands under the Support Services Agreement, the Company issued to Strands 5,000 shares of its Series A Preferred Stock (see Note 8). The Company will also pay to Strands monthly cash fees of $22,000 for the services. In addition, Strands will receive fees equal to (a) 6% of the revenue generated from any business development transaction with a customer or partner introduced to the Company by Strands and (b) 20% of the savings to the Company from any creditor debt reduction resolved by Strands on behalf of the Company. The initial term of the Support Services Agreement expires May 1, 2008. The Company incurred $176,000 under the terms of the agreement for the year ended December 31, 2007 which is included in selling, general, and administrative expenses in the accompanying consolidated statement of operations. No amounts were outstanding under this agreement as of December 31, 2007.

On May 1, 2007, the Company entered into a Placement Agency and Advisory Services Agreement with Monarch Bay Associates (“MBA”). MBA is a FINRA member firm. David Walters, the Company’s chief executive officer and chairman of the board, is a 50% owner of MBA. Under the agreement, MBA will act as the Company’s placement agent on an exclusive basis with respect to private placements of the Company’s capital stock and as the Company’s exclusive advisor with respect to acquisitions, mergers, joint ventures and similar transactions. As a retainer for the services provided by MBA under the Placement Agency and Advisory Services Agreement, the Company issued to MBA 5,000 shares of its Series A Preferred Stock (see Note 8). In addition, MBA will receive fees equal to (a) 9% of the gross proceeds raised by the Company in any private placement (plus warrants to purchase 9% of the number of shares of common stock issued or issuable by the Company in connection with the private placement) and (b) a success fee equal to 3% of the total consideration paid or received by the Company or stockholders in an acquisition, merger, joint venture or similar transaction. The initial term of the Placement Agency and Advisory Services Agreement expires May 1, 2008. No amounts were incurred under the terms of the agreement during the year ended December 31, 2007.

In July, October, and December 2007, the Company entered into quarterly engagement agreements with Strands to perform valuation services on the embedded derivative features within the convertibles notes. The Company incurred $10,500 for services performed under these agreements during the year ended December 31, 2007. Amounts outstanding under these agreements totaled $7,000 as of December 31, 2007.

On December 28, 2007, the Company borrowed $29,000 from Service Advantage International, Inc. (SAI) for working capital purposes. Keith Moore beneficially owns 49.5% of SAI. The Company incurred interest at the rate of 14.25% per annum. Interest expense on this loan was $34 for the year ended December 31, 2007. As of December 31, 2007, accrued interest payable on the loan was $34 and is included in accrued expenses in the accompanying consolidated balance sheet. The outstanding balance and accrued interest was repaid in full on February 28, 2008.

NOTE 10. EMPLOYEE SAVINGS PLAN

During 2007, the Company established an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan allows participating employees to deposit into tax deferred investment accounts up to 90% of their salary, subject to annual limits. The Company, at its option, may make contributions under the plan. The Company did make any contributions to the plan during the year ended December 31, 2007.